Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL AND OPERATING INFORMATION

          The following table sets forth selected financial and operating information for Gables Residential Trust for each of the five years in the period ended December 31, 2004 which has been updated to reflect the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to the sale of an apartment community in  March 2005 and the sale of an apartment community in April 2005 that requires the results of the operations of these apartment communities be retroactively reclassified as discontinued operations in all periods presented.  These reclassifications have no effect on the reported net income available to common shareholders in any prior period. Refer to Note 5 in our consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

GABLES RESIDENTIAL TRUST SELECTED FINANCIAL AND OPERATING INFORMATION
(Amounts in Thousands, Except Property and Per Share Data)
	2004	2003	2002	2001	2000
Operating Information (a) :
Rental revenues	$184,347	$169,899	$160,233	$167,657	$164,757
Other property revenues	14,451	12,919	11,564	11,632	11,747
Total property revenues	198,798	182,818	171,797	179,289	176,504
Other revenues	15,159	17,118	16,704	16,066	16,821
Total revenues	$213,957	$199,936	$188,501	$195,355	$193,325

Property operating and maintenance (exclusive of items shown separately below)	72,984	66,107	59,967	59,337	57,968
Depreciation and amortization	50,294	42,590	36,378	36,501	33,815
Property management (owned and third party) and ancillary services	21,802	19,424	18,133	16,943	14,923
Interest expense, credit enhancement fees and loan cost amortization	41,542	38,193	34,817	33,558	32,866
General and administrative	11,064	8,800	7,377	7,209	7,154
Unusual items (b)	1,209	-	1,687	8,847	-
Total expenses	198,895	175,114	158,359	162,395	146,726

Income from continuing operations before equity in income of joint ventures, gain on sale and minority interest	15,062	24,822	30,142	32,960	46,599
Equity in income of joint ventures	1,329	265	2,900	242	399
Gain on sale of real estate assets	13,732	-	20,006	37,330	29,467
Minority interest of common unitholders in Operating Partnership	(2,700)	(2,286)	(7,397)	(11,599)	(13,803)
Minority interest of preferred unitholders in Operating Partnership	-	(3,773)	(4,312)	(4,312)	(4,312)
Original issuance costs associated with redemption of preferred units	-	(1,327)	-	-	-
Income from continuing operations	27,423	17,701	41,339	54,621	58,350

Operating income from discontinued operations, net of minority interest	3,392	6,566	7,231	10,224	9,000
Gain on sale of discontinued operations, net of minority interest	62,271	31,698	7,919	-	-
Debt extinguishment costs associated with the sale of real estate assets, net of minority interest	(1,419)	-	-	-	-
Income from discontinued operations, net of minority interest	64,244	38,264	15,150	10,224	9,000

Net income	91,667	55,965	56,489	64,845	67,350
Dividends to preferred shareholders	(8,775)	(6,903)	(6,819)	(9,771)	(9,771)
Original issuance costs associated with redemption of preferred shares	-	-	(4,009)	-	-

Net income available to common shareholders	$82,892	$49,062	$45,661	$55,074	$57,579
Weighted average common shares outstanding - basic	29,219	25,920	24,618	23,890	23,694
Weighted average common shares outstanding - diluted	33,559	31,452	30,684	30,314	30,439

Per Common Share Information:
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption) - basic	$0.64	$0.42	$1.24	$1.88	$2.05
Income from discontinued operations, net of minority interest - basic	2.20	1.48	0.62	0.43	0.38
Net income available to common shareholders - basic	2.84	1.89	1.85	2.30	2.43
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption) - diluted	0.64	0.42	1.24	1.86	2.05
Income from discontinued operations - diluted	2.19	1.45	0.61	0.42	0.38
Net income available to common shareholders - diluted	2.82	1.87	1.85	2.29	2.43
Dividends declared and paid	2.41	2.41	2.41	2.34	2.20

Other Information:
Cash flows provided by operating activities	$89,170	$88,449	$105,012	$101,321	$105,741
Cash flows (used in) provided by investing activities	(115,645)	(153,344)	(16,712)	(124,697)	19,098
Cash flows provided by (used in) financing activities	29,523	64,529	(86,250)	23,355	(128,550)
Funds from operations available to common shareholders - diluted (c)	79,443	75,048	75,792	84,526	90,605
Funds from operations available to common shareholders, after a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets - diluted (c)	81,066	75,048	75,792	84,526	90,605
Stabilized communities at year-end	81	84	80	83	83
Apartment homes in stabilized communities at year-end	21,237	22,887	22,506	23,907	24,774
Average monthly market rent per apartment home for stabilized communities at year-end	$1,076	$993	$976	$973	$917
Average monthly market rent per square foot for stabilized communities at year-end	$1.04	$0.96	$0.96	$0.96	$0.92
Physical occupancy for stabilized communities at year-end	95%	94%	94%	94%	96%
Gross operating margin (d)	63.3%	63.8%	65.1%	66.9%	67.2%
Total return to Gables shareholders (e), (f)	10.7%	51.2%	(8.3%)	14.5%	27.1%
NAREIT Equity Residential REIT Total Return Index (f), (g)	34.7%	25.5%	(6.1%)	8.6%	35.5%

Balance Sheet Information:
Real estate assets, before accumulated depreciation	$1,974,316	$1,963,497	$1,794,407	$1,760,803	$1,598,170
Total assets	1,732,738	1,725,076	1,583,934	1,589,206	1,453,020
Notes payable	982,535	1,003,100	958,574	877,231	765,927
Shareholders' equity and minority interest	677,762	653,250	558,551	649,976	634,589

Funds From Operations Reconciliation:
Net income available to common shareholders	$82,892	$49,062	$45,661	$55,074	$57,579
Minority interest of common unitholders in Operating Partnership (h)	11,901	9,690	11,077	14,249	16,359
Real estate asset depreciation and amortization (h), (i)	57,991	53,989	49,400	49,313	45,289
Gain on sale of previously depreciated operating real estate assets (h), (i)	(73,341)	(37,693)	(30,346)	(34,110)	(28,622)
Funds from operations available to common shareholders	$79,443	$75,048	$75,792	$84,526	$90,605
Debt extinguishment costs associated with the sale of real estate assets (h)	1,623	-	-	-	-
Funds from operations available to common shareholders, after a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets	$81,066	$75,048	$75,792	$84,526	$90,605

NOTES TO SELECTED FINANCIAL AND OPERATING INFORMATION
(Amounts in Thousands, Except Property and Per Share Data)

(a)

We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 requires, among other things, that the operating results of certain real estate assets which have been sold subsequent to January 1, 2002, or otherwise qualify as held for sale (as defined by SFAS No. 144), be reflected as discontinued operations in the consolidated statements of operations for all periods presented. Additionally, all gains and losses on the sale of such assets are reflected as discontinued operations. The operating results and gains or losses from the sale of real estate assets prior to January 1, 2002 are included in continuing operations.

(b)

Unusual items of $1,209 in 2004 represent estimated costs to address landscaping and minor structural damage sustained at some of our Florida and Georgia apartment communities in connection with Hurricane Frances and Hurricane Jeanne. Unusual items of $1,687 in 2002 represents the write-off of unamortized deferred financing costs of $236 and a prepayment penalty of $1,451 associated with the early retirement of $48,365 of secured tax-exempt bond indebtedness. Unusual items of $8,847 in 2001 are comprised of (1) a $5,006 charge associated with the write-off of building components at Gables State Thomas Ravello that were replaced in connection with a remediation program, (2) $2,200 of severance charges, (3) $920 in reserves associated with technology investments and (4) $721 of abandoned real estate pursuit costs as a result of September 2001 events which impacted the U.S. economy.

(c)

FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). FFO, as defined by NAREIT, represents net income (loss) determined in accordance with generally accepted accounting principles ("GAAP"), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. The use of FFO, combined with the required primary GAAP presentations, has improved the understanding of operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. We generally consider FFO to be a useful measure for reviewing our comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO can help users compare the operating performance of a company's real estate between periods or as compared to different companies.

FFO presented herein is not necessarily comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition. However, our FFO is comparable to the FFO of REITs that use the NAREIT definition. FFO should not be considered an alternative to net income as an indicator of our operating performance. Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of our cash needs and cash flows.

We also present FFO with a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets. These debt extinguishment costs are incurred when the sale of an asset encumbered by debt requires us to pay the extinguishment costs prior to the debt's stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gain on sale of real estate assets reported in accordance with GAAP. However, we view the debt extinguishment costs associated with the sale of real estate assets as an incremental cost of the sale transaction because we extinguished the debt in connection with the consummation of the sale transaction and we had no intent to extinguish the debt absent such transaction. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

(d)

Gross operating margin represents (1) total property revenues less property operating and maintenance expenses (as reflected in the table and consolidated statements of operations) as a percentage of (2) total property revenues.

(e)	Total return to Gables' shareholders is presented on an annual basis for each year presented. Such computations assume an investment in our common shares on the first day of the year presented and the reinvestment of dividends through the end of the year presented.

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(f)

The long-term component of executive officers' incentive compensation is based on the annual total return to Gables shareholders relative to the annual total return for our competitors in our industry sector, as measured by the NAREIT Apartment Index.

(g)

The NAREIT Equity Residential REIT Total Return Index (the "NAREIT Apartment Index") is an industry index of approximately 20 equity residential apartment REITs, including us.  Total return is presented on an annual basis for each year presented.  Such computations assume an investment in the index on the first day of the year presented and the reinvestment of dividends through the end of the year presented.

(h)	Includes results attributable to both continuing and discontinued operations.

(i)	Includes our share of results of real estate assets owned by unconsolidated joint ventures.
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ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Amounts in Thousands, Except Property and Per Share Data)

We are a REIT focused within the multifamily industry in demand-driven markets throughout the United States that have exhibited high job growth and resiliency to economic downturns. Our operating performance is based predominantly on net operating income (NOI) from our apartment communities. NOI, which represents total property revenues less property operating and maintenance expenses (as reflected in the consolidated statements of operations), is affected by the demand and supply dynamics within our markets. See Note 14, Segment Reporting, to the accompanying consolidated financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities. Our performance is also affected by the general availability and cost of capital and our ability to develop and acquire additional apartment communities with returns in excess of our long-term weighted average cost of capital.

Business Objective and Strategies

Our objective is to increase shareholder value by producing consistent high quality earnings to sustain dividends and annual total returns that exceed the NAREIT Apartment Index. To achieve that objective, we employ a number of business strategies. First, our long-term investment strategy is research-driven, with the objective of creating a portfolio of high quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to national economic downturns. We believe such a portfolio will provide predictable operating cash flow performance that exceeds the national average on a sustainable basis. Second, we adhere to a strategy of owning and operating high quality, class AA/A apartment communities under the Gables brand in Established Premium Neighborhoods™ or EPNs. EPNs are generally characterized as areas with the highest prices for single-family homes on a per square foot basis. We believe that communities, when located in EPNs and supplemented with high quality service and amenities, attract the affluent renter-by-choice who is willing to pay a premium for location preference, superior service and high quality communities. The resulting portfolio should maintain high levels of occupancy and rental rates relative to overall market conditions. This, coupled with more predictable operating expenses and reduced ongoing capital expenditure requirements associated with high quality construction materials, should lead to operating margins that exceed national averages for the apartment sector and sustainable growth in operating cash flow. Third, our aim is to be recognized as the employer of choice within the industry. Our mission of Taking Care of the Way People Live® involves innovative human resource practices that we believe will attract and retain the highest caliber associates. Because of our long-established presence as a fully integrated apartment management, development, construction, acquisition and disposition company within our markets, we have the ability to offer multi-faceted career opportunities among the various disciplines within the industry. Finally, our capital strategy is to generate a return on invested capital that exceeds our long-term weighted average cost of capital while maintaining financial flexibility through a conservative, investment grade credit profile. We judiciously manage our capital and we redeploy capital through the reinvestment of asset disposition proceeds into our business.

We believe we are well positioned to continue achieving our objectives because (1) the markets we have selected for investment are projected to continue to experience job growth that exceeds national averages, (2) our EPN locations are expected to outperform local market results and (3) national demand for apartments is expected to increase during the next five to ten years as the demographic group referred to as the Echo Boomer generation begins to form new households.

In the ordinary course of our business, we evaluate the continued ownership of our assets relative to available opportunities to acquire and develop new assets and relative to available equity and debt capital financing. We sell assets if we determine that such sales are the most attractive sources of capital for redeployment in our business, for repayment of debt, for repurchase of stock and for other uses. We maintain staffing levels sufficient to meet our existing development, construction, acquisition and property operating activities. When market conditions warrant, we adjust staffing levels in an attempt to mitigate a negative impact on our results of operations.

We have experienced slight declines in rental revenues on a same store basis since 2002 as compared to prior years. This is due primarily to national economic weakness, coupled with low mortgage rates that have resulted in an increase in home purchases by apartment residents. During the first half of 2004, we raised rents in a number of our markets based on expectations of improving economic fundamentals. We expected an initial decrease in occupancy from raising rents that would not be immediately offset by the increased rent levels. During the second quarter of 2004, economic occupancy decreased below our targeted threshold. As a result, in the third quarter of 2004, we lowered rents in order to increase economic occupancy back to acceptable levels given current economic fundamentals in our markets. This change in pricing tactics led to increased occupancy and revenues in the fourth quarter for our same-store communities. We expect that operating fundamentals for our business will improve as job growth, and the balance between supply and demand, improves in our markets. The job growth prospects for our markets are partially related to national economic conditions. We expect job growth to continue in our markets, but it is uncertain whether, and to what extent, the national economy and related job growth will improve during 2005.

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MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

On a same store basis, we expect (1) total property revenues in 2005 to increase slightly from 2004 levels and (2) property operating and maintenance expenses for 2005 to increase over 2004 levels generally in line with inflation. We intend to capitalize on our expectations of improving operating fundamentals by increasing our investment activity for both acquisition and development of new communities. At the same time, we intend to take advantage of attractive valuations for apartment communities by continuing to sell assets that are no longer consistent with our strategy.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or developments could differ materially from those projected in such statements as a result of the risk factors set forth in the relevant paragraphs of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this report. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our accompanying consolidated financial statements and notes thereto.

Common and Preferred Equity Activity

Secondary Common Share Offerings

On August 26, 2003, we issued 2,500 common shares. The net proceeds from this issuance of approximately $79.0 million were used to reduce outstanding indebtedness under our interim financing vehicles utilized to fund our development and acquisition activities.

Preferred Share Offerings

On May 8, 2003, we issued 3,000 shares of 7.50% Series D Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share. The net proceeds from this issuance of approximately $72.4 million were used to reduce outstanding indebtedness under our interim financing vehicles. The Series D Preferred Shares may be redeemed at our option for $25.00 per share plus accrued and unpaid dividends on or after May 8, 2008. The Series D Preferred Shares are not subject to any sinking fund or convertible into any other Gables securities.

On September 27, 2002, we issued 1,600 shares of 7.875% Series C Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share in a private placement to an institutional investor.  The net proceeds from this issuance of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance of $40 million of senior unsecured notes, were used to retire approximately $82.5 million of unsecured indebtedness at an interest rate of 8.3% that was scheduled to mature in December 2002. Pursuant to a registration rights agreement with the purchaser of the Series C Preferred Shares, we registered a new series of preferred shares with the Securities and Exchange Commission and offered to exchange those shares on a one-for-one basis for the outstanding Series C Preferred Shares. The dividend rate, preferences and other terms for the new preferred shares, or 7.875% Series C-1 Cumulative Redeemable Preferred Shares, are identical in all material respects to the Series C Preferred Shares, except that the Series C-1 Preferred Shares are freely tradable by a holder. The exchange offer was consummated on September 5, 2003 and did not generate any cash proceeds for us. The Series C-1 Preferred Shares may be redeemed at our option for $25.00 per share plus accrued and unpaid dividends on or after September 27, 2006. The Series C-1 Preferred Shares are not subject to any sinking fund or convertible into any other Gables securities.

Issuances of Common Operating Partnership Units

On June 17, 2004, the Operating Partnership issued 66 common units to fund $2.1 million of the $12.3 million purchase price of a parcel of land we acquired for the future development of an apartment community expected to comprise 448 apartment homes upon completion.

Common Equity Repurchase Program

Our board of trustees implemented a common equity repurchase program pursuant to which we are authorized to purchase up to $200 million of our outstanding common shares or units. We view the repurchase of common equity with consideration of other investment alternatives when capital is available to be deployed. We have repurchased shares from time to time in open market and privately negotiated transactions, depending on market prices and other prevailing conditions, using proceeds from sales of selected assets. We have also repurchased common units for cash upon their presentation for redemption by unitholders. During 2002, we repurchased 526 common shares and 13 common units for a total of $14.0 million. There were no such repurchases during 2003 or 2004. As of December 31, 2004,

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MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

we had repurchased 4,506 common shares and 300 common units for a total of $116.0 million, including $0.2 million in related commissions.

Preferred Share Redemptions

On August 9, 2002, we redeemed each of the 4,600 outstanding 8.30% Series A Cumulative Redeemable Preferred Shares for $115 million with proceeds from our $180 million senior unsecured note issuance on July 8, 2002. The redemption price of the Series A Preferred Shares exceeded the related carrying value by the $4.0 million of issuance costs that we originally incurred and classified as a reduction to shareholders' equity. Net income available to common shareholders for the year ended December 31, 2002 has been reduced by this $4.0 million excess in a manner similar to dividends on the preferred shares.

Redemptions of Preferred Operating Partnership Units

On November 17, 2003, the Operating Partnership redeemed each of the 2,000 outstanding 8.625% Series B Preferred Units for $50 million. The redemption price of the Series B Preferred Units exceeded the related carrying value by the $1.3 million of issuance costs that the Operating Partnership originally incurred and classified as a reduction to partners' capital. Net income for the year ended December 31, 2003 has been reduced by this $1.3 million excess in a manner similar to distributions on the preferred units.

Shelf Registration Statement

We have an effective shelf registration statement on file with the Securities and Exchange Commission providing $500 million of equity capacity and $500 million of debt capacity.  We believe it is prudent to maintain shelf registration capacity in order to facilitate future capital raising activities. To date, there have been no issuances of securities under this shelf registration statement other than the March 2005 issuance of $150 million of senior unsecured notes.

Portfolio and Other Financing Activity

Community Dispositions Subject to Discontinued Operations Reporting

In January 2005, we sold an apartment community located in Orlando comprising 315 apartment homes to a condominium converter for $47.0 million. In connection with such transaction, we were relieved of a $0.7 million note payable obligation. In January 2005, we sold four apartment communities located in Atlanta comprising a total of 1,100 apartment homes for $56.1 million. The buyer of the four Atlanta communities assumed $45.3 million of tax-exempt variable-rate bonds encumbering such communities in connection with the transaction. The bonds were enhanced by $46.0 million of letters of credit that were cancelled in connection with the closing of the sale. These communities were classified as assets held for sale in the accompanying balance sheet at December 31, 2004 in accordance with SFAS No. 144.

In March 2005, we sold an apartment community located in Memphis comprising 464 apartment homes for $24.2 million. The buyer of the community assumed $21.8 million of tax-exempt variable-rate bonds encumbering such community in connection with the transaction. The bonds were enhanced by a $22.1 million letter of credit that was cancelled in connection with the closing of the sale.  This community was not classified as an asset held for sale in the accompanying balance sheet at December 31, 2004 in accordance with SFAS No. 144 as the related criteria were not met as of such date.

The net proceeds from these sales, after closing costs and the buyers' assumption of $67.1 million of debt, were $58.3 million and were used to pay down outstanding borrowings under our unsecured credit facilities and to repurchase common shares and units under our common equity repurchase program.  The aggregate gain from the sale of these six communities, exclusive of the $0.2 million in associated debt extinguishment costs, was $34.7 million, or $30.5 million, net of the $4.2 million portion of the gain attributable to the minority interest of common unitholders, and was recognized in the first quarter of 2005.

On April 28, 2005, we sold an apartment community located in Tampa comprising 166 apartment homes to a condominium converter for $41.2 million.  The net sale proceeds of $40.5 million were used to repay outstanding borrowings under our unsecured credit facilities. The gain from the sale of this community was $18.7 million, or $16.6 million, net of the $2.1 million portion of the gain attributable to the minority interest of common unitholders and was recognized in the second quarter of 2005.  This community was not classified as an asset held for sale at December 31, 2004 in accordance with SFAS No. 144 as the related criteria were not met as of such date.

7

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

During 2004, we sold five apartment communities located in South Florida comprising 1,608 apartment homes, two apartment communities located in Tennessee comprising 548 apartment homes, one apartment community located in Atlanta comprising 603 apartment homes and one apartment community located in Orlando comprising 231 apartment homes for $217.6 million. Seven of the sold communities were encumbered by tax-exempt bonds totaling $106.2 million. A total of $95.7 million of these tax-exempt bonds were enhanced by $96.2 million of letters of credit with expiration dates of May 2005 and April 2008. The buyers of four of the communities assumed $67.7 million of variable-rate tax-exempt bonds encumbering such communities in connection with the sale transactions. The net proceeds from these sales, after closing costs and the buyers' assumption of such debt, were $146.1 million and were used to repay $38.5 million of bond indebtedness and to pay down outstanding borrowings under our interim financing vehicles. We were relieved of a $1.9 million note payable obligation in connection with the sale of the Orlando apartment community. In connection with the sale transactions, we incurred approximately $1.6 million of debt extinguishment costs, including $0.4 million of credit enhancement prepayment costs, $0.6 million of defeasance costs and $0.6 million relating to the write-off of unamortized deferred financing costs. This amount is reflected in the accompanying consolidated statements of operations net of the $0.2 million portion of the costs attributable to the minority interest of common unitholders. The aggregate gain from the sale of these nine communities, exclusive of the debt extinguishment costs, was $71.2 million, or $62.3 million, net of the $8.9 million portion of the gain attributable to the minority interest of common unitholders.

During 2003, we sold four apartment communities located in Houston comprising 1,373 apartment homes and an apartment community located in Dallas comprising 300 apartment homes.  The net proceeds from these sales were approximately $112.1 million and were used to pay down outstanding borrowings under our interim financing vehicles. The aggregate gain from the sale of these five communities was $37.7 million, or $31.7 million, net of the $6.0 million portion of the gain attributable to the minority interest of common unitholders.

During 2002, we sold two apartment communities located in Houston comprising 660 apartment homes. The net proceeds from these sales were $43.2 million and were used to pay down outstanding borrowings under our interim financing vehicles and purchase common shares and units under our common equity repurchase program. The aggregate gain from the sale of these two communities was $9.8 million, or $7.9 million, net of the $1.9 million portion of the gain attributable to the minority interest of common unitholders.

Historical operating results and gains are reflected as discontinued operations in our consolidated statements of operations.  See Note 5 to the accompanying consolidated financial statements for further discussion.

Community and Land Dispositions Not Subject to Discontinued Operations Reporting

During 2004, we acquired and sold a parcel of land in Arlington, Virginia, sold a parcel of land in San Antonio and sold a parcel of land in Tennessee. The net proceeds from these land sales were $29.1 million and were used to pay down outstanding borrowings under our interim financing vehicles. The gain from the land sales was $12.0 million, net of an applicable income tax provision of $0.9 million.

During 2004, we sold our 20% ownership interest in an apartment community located in Houston comprising 186 apartment homes to our partner in the Gables Residential Apartment Portfolio JV Two (the "GRAP JV Two") and sold our 8.3% ownership interest in the CMS Tennessee Multifamily JV, which owns three apartment communities located in Tennessee comprising 1,118 apartment homes. In addition, during 2004, the GRAP JV Two sold an apartment community located in Tampa comprising 76 apartment homes to a condominium converter upon completion of construction. Our share of the net sales proceeds from these transactions was $3.7 million, resulting in a gain of $0.7 million related to the sales of the apartment communities and $1.7 million related to the sale of our joint venture interest.

During 2004, we contributed two apartment communities located in South Florida comprising 411 apartment homes to a joint venture with New York State Teachers' Retirement System ("NYSTRS") in which we have a 50% interest. Also during 2004, we admitted NYSTRS as a 49% member in a wholly-owned subsidiary that owns an apartment community located in Washington, D.C. comprising 211 apartment homes. These transactions did not meet the criteria for gain recognition. See "NYSTRS Joint Venture Arrangements" below for further discussion.

During 2004, we exchanged our 20% ownership interest in two apartment communities located in Tampa comprising 617 apartment homes owned by the GRAP JV Two with our joint venture partner in return for an increase in our ownership interest from 20% to 60% in the remaining two apartment communities located in Atlanta comprising 709 apartment homes owned by the Gables Residential Apartment Portfolio JV (the "GRAP JV") and the GRAP JV Two. In connection with these transactions, we also paid $5.7 million in cash to our joint venture partner. These transactions did not meet the criteria for gain recognition.

8

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

During 2002, we sold a parcel of land in Houston that was adjacent to an apartment community sold, an apartment community located in Houston comprising 246 apartment homes and an apartment community located in Atlanta comprising 311 apartment homes. The net proceeds from these sales were $46.8 million and were used to pay down outstanding borrowings under our interim financing vehicles and purchase common shares and units under our common equity repurchase program. The gain from the land sale was $0.8 million and the aggregate gain from the sale of the two communities was $17.9 million.  In addition, we recognized $1.3 million of deferred gain during the year ended December 31, 2002 associated with prior year sale transactions.

During 2002, the GRAP JV sold two apartment communities located in South Florida comprising 610 apartment homes, an apartment community in Dallas comprising 222 apartment homes and an apartment community located in Houston comprising 382 apartment homes.

Our share of the net sales proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

Historical operating results and gains are included in continuing operations in our consolidated statements of operations.

Community Acquisitions

During 2004, we acquired two apartment communities located in Atlanta comprising 596 apartment homes and three apartment communities located in Dallas comprising 139 apartment homes for approximately $101.3 million in cash.

During 2003, we acquired an apartment community for renovation located in South Florida comprising 36 apartment homes, an apartment community located in Washington, D.C. comprising 211 apartment homes, an apartment community located in Dallas comprising 334 apartment homes and an apartment community located in Austin that is subject to a long-term ground lease and is comprised of 239 apartment homes and 7,366 square feet of retail space for approximately $122.4 million in cash, including approximately $1.6 million of closing costs. The community acquired for renovation is adjacent to a land parcel that we acquired in January 2004 for the future development of an apartment community that we currently expect will comprise 261 apartment homes upon completion.

The cash portion of the consideration for each denoted acquisition was funded with advances under our interim financing vehicles.

Other Acquisitions

In May 2004, we acquired Income Growth Property Management, Inc. ("IGPM"), a property management company based in San Diego, CA that managed 2,141 apartment homes in 17 multifamily apartment communities located in the San Diego and Inland Empire areas at the time of acquisition. The purchase price of approximately $2.2 million, inclusive of related commissions, is structured to be paid in three installments based on retention of the management contracts in place upon acquisition. The purchase price may increase if certain additional management contracts are obtained. As of December 31, 2004, we had funded $1.5 million of the $2.2 million stated purchase price. The second and third installments are expected to be paid in the second quarters of 2005 and 2006, respectively.

In May 2003, we acquired property management contracts for 10,684 apartment homes in 32 multifamily apartment communities from Archstone Management Services Incorporated ("Archstone Management Business"). The services rendered under acquired management contracts for 9,184 apartment homes transitioned to us over the ensuing three month period. The services to be rendered under the remaining management contracts for 1,500 apartment homes did not transition to us in 2003 for various reasons associated with the underlying assets, including sale prior to transition and location. The ultimate purchase price of approximately $5.4 million was paid in three installments and was based on the retention of the contracts acquired.

NYSTRS Joint Venture Arrangements

The GN Apartment Fund LLC was formed in June 2004.  In connection with the formation transactions, we contributed 100% of our ownership interest in two communities in South Florida comprising 411 apartment homes with an agreed upon fair value of $51.1 million, subject to $30.7 million of indebtedness, and $7.2 million in cash in return for a 50% ownership interest in the venture. Our venture partner, NYSTRS, as advised by JP Morgan Fleming Asset Management, contributed 98% of its ownership interest in two communities in the Inland Empire, comprising 532 apartment homes with an agreed upon fair value of $66.1 million, subject to $31.4 million of indebtedness, and other net liabilities of $0.6 million, in return for its 50% ownership interest in the venture and $6.5 million in cash.

9

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

In October 2004, we entered into another joint venture arrangement with NYSTRS whereby we admitted NYSTRS as a 49% member in our wholly-owned subsidiary, Henry Adams House Apartments LLC, which owns one community in Washington, D.C. comprising 211 apartment homes. In connection with this transaction, the community owned by Henry Adams House Apartments LLC was deemed to have a fair value of $54.7 million, subject to $35.6 million of indebtedness. In return for its 49% member interest, NYSTRS contributed $9.7 million in cash, including $0.3 million related to its share of due diligence costs, which was subsequently disbursed to us. This transaction was contemplated as part of the original June 2004 GN Apartment Fund LLC formation transactions.

The Summerset Village LLC was formed in December 2004. Our ownership interest in this venture is 50%. In connection with the formation transactions, we and NYSTRS each contributed $31.6 million in cash in order to acquire an apartment community located in San Diego comprising 752 apartment homes for a purchase price of $138.2 million.  This community is subject to $75.0 million of indebtedness.

We serve as the managing member of each of the ventures and have responsibility for all day-to-day operating matters. We also serve as property manager for each of the communities owned by the ventures.  Two of the communities owned by the GN Apartment Fund LLC are secured by two permanent loans totaling $30.7 million which mature in July 2009 and bear interest at a fixed rate of 4.12%. The GN Apartment Fund LLC's proportionate share of the two permanent loans encumbering the two communities in which it has a 98% interest is $31.4 million. These loans mature in June 2038 and bear interest at a fixed rate of 6.07%. The community owned by the Henry Adams House Apartments LLC is secured by a $35.6 million permanent loan which matures in October 2035 and bears interest at a fixed rate of 5.05%. The community owned by the Summerset Village LLC is secured by a $75.0 million permanent loan which matures in January 2012 and bears interest at a fixed rate of 4.735%. None of the indebtedness associated with these loans is recourse to us.

In connection with these transactions, we have discussed making future investments with NYSTRS through the formation of additional joint ventures whereby the ventures, on a collective basis, intend to own, operate, acquire and develop up to $800 million of multifamily apartment communities located primarily in the San Diego, Inland Empire and Washington, D.C. markets. We have granted NYSTRS a three-year right-of-first-opportunity for investment opportunities in San Diego and Washington, D.C. that exceed $50 million and those that exceed $35 million in the Inland Empire. As of December 31, 2004, approximately $310 million of the $800 million target has been invested.

Senior Unsecured Note Issuances and Exchange

On March 14, 2005, we issued $150 million of senior unsecured notes which bear interest at a rate of 5.00%, were priced to yield 5.09% and mature in March 2010. The net proceeds of approximately $148 million will be used to repay $100 million of 6.80% senior unsecured notes that mature March 15, 2005 and to reduce outstanding borrowings under our interim financing vehicles.

On September 27, 2002, we issued $40 million of senior unsecured notes in two series in a private placement to an institutional investor: $30 million at an interest rate of 5.86% maturing in September 2009 and $10 million at an interest rate of 6.10% maturing in September 2010. The net proceeds of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance of the 7.875% Series C Preferred Shares, were used to retire approximately $82.5 million of senior unsecured notes at an interest rate of 8.3% that were scheduled to mature in December 2002. We did not incur any prepayment costs in connection with the early debt retirement. Pursuant to a registration rights agreement with the purchaser of the $40 million of senior unsecured notes, we registered new notes with the Securities and Exchange Commission, and offered to exchange those new notes for the original notes. The new notes, also issued in two series, are identical in all material respects to the original 5.86% notes due 2009 and the 6.10% notes due 2010, except that the new notes are freely tradable by a holder. The exchange offer was consummated on September 5, 2003 and did not generate any cash proceeds for us.

On July 8, 2002, we issued $180 million of senior unsecured notes which bear interest at a rate of 5.75%, were priced to yield 5.81% and mature in July 2007. The net proceeds of $178.4 million were used to redeem all outstanding shares of our 8.30% Series A Preferred Shares totaling $115 million on August 9, 2002 and to reduce borrowings under our interim financing vehicles.

$100 Million Secured Debt Arrangement

On September 29, 2004, we entered into a $100 million secured debt arrangement which bears interest at a fixed rate of 4.37% and matures October 5, 2009. The net proceeds of approximately $99.1 million were used to pay down outstanding borrowings under our interim financing vehicles. There are no principal amortization payment requirements and the loan is secured by five wholly-owned assets.

10

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Debt Refinancing

In May 2002, we called $48.4 million of secured tax-exempt bond indebtedness with an interest rate of 6.375% and reissued the bonds on an unsecured basis at a fixed interest rate of 4.75%. In connection with the early extinguishment of the debt, we incurred a prepayment penalty of $1,451 and wrote-off unamortized deferred financing costs of $236. Such charges totaling $1,687 are classified as unusual items in our consolidated statements of operations The called bonds required monthly principal amortization payments based on a 30-year amortization schedule that were retained in an escrow account and were not applied to reduce the outstanding principal balance of the loan. Such principal payments held in escrow totaling $4,121 were released in May 2002. This refinancing transaction allowed us to improve our debt constant by 2.75%, unencumber six communities comprising 2,028 apartment homes and achieve a positive net present value result.

Critical Accounting Policies and Recent Accounting Pronouncements

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and a summary of our significant accounting policies is included in Notes 4 and 6 to the accompanying consolidated financial statements. Note 4 to the accompanying consolidated financial statements includes a summary of recent accounting pronouncements and their actual or expected impact on our consolidated financial statements. Our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. Our actual results may differ from these estimates. As an owner, operator and developer of apartment communities, our critical accounting policies relate to revenue recognition, cost capitalization, depreciation and asset impairment evaluation and purchase price allocation for apartment community acquisitions.

Revenue Recognition

Rental: We lease our residential properties under operating leases with terms generally equal to one year or less. In the second quarter of 2004, we changed our revenue recognition policy for our communities under lease-up whereby we began recognizing revenue on a straight-line basis for these communities. This did not have a significant impact on our financial statements. Rental income for the rest of our communities is recognized when earned, which materially approximates revenue recognition on a straight-line basis.

Under the terms of residential leases at applicable communities, our residents are obligated to reimburse us for certain utility usage, principally water and electricity, where we are the primary obligor to the public utility entity. These utility reimbursements from residents are included in other property revenues in the accompanying consolidated statements of operations.

Property management: We provide property management services to third parties and unconsolidated joint ventures.  Property management fees are recognized when earned.

Ancillary services: We provide development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures. Development and construction services are typically provided under "cost plus a fee" contracts. Because our clients are obligated to fund the costs that are incurred on their behalf pursuant to the related contract, we net the reimbursement of these costs against the billings for such costs. Development and construction fees are recognized when earned using the percentage of completion method. During the years ended December 31, 2004, 2003 and 2002, we recognized $1.7 million, $2.6 million and $2.4 million, respectively, in development and construction fees under related contracts with gross billings of $34.1 million, $38.3 million and $43.9 million, respectively. Corporate rental housing revenues and brokerage commissions are recognized when earned.

Gains on sales of real estate assets: Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, "Accounting for Sales of Real Estate." The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold. To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Cost Capitalization

As a vertically integrated real estate company, we have in-house investment professionals involved in the development, construction and acquisition of apartment communities. Direct internal costs associated with development and construction activities for wholly-owned assets are included in the capitalized development cost of such assets and depreciated accordingly. During the years ended December 31, 2004, 2003 and 2002, we capitalized $9.3 million, $8.0 million and $7.1 million, respectively, of direct internal costs incurred for such activities. Direct internal costs associated with development and construction activities for third parties and unconsolidated joint ventures

11

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

are reflected in ancillary services expense as the related services are being rendered. Direct internal costs associated with the acquisition of operating apartment communities are reflected in general and administrative expense in the period such costs are incurred.

Our real estate development pursuits are subject to obtaining permits and other governmental approvals, as well as our ongoing business review of the underlying real estate fundamentals and the impact on our capital structure. We do not always move forward with development of our real estate pursuits, and therefore, we evaluate the viability of real estate pursuits and the recoverability of capitalized pursuit costs. Based on this review, we expense any costs that are deemed unrealizable at that time to general and administrative expense. During the years ended December 31, 2004, 2003 and 2002, we expensed $0.5 million, $0.1 million and $0.5 million, respectively, of abandoned real estate pursuit costs. At December 31, 2004, we had approximately $3.5 million of capitalized real estate development pursuit costs reflected in other assets.

During the development and construction of a new apartment community, we capitalize related interest costs, as well as other carrying costs such as property taxes and insurance. We begin to expense these items as the related construction of the community becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually reduce the amounts we capitalize as construction is being completed. During the years ended December 31, 2004, 2003 and 2002, we capitalized $8.4 million, $8.4 million and $8.9 million, respectively, of interest. The weighted average interest rates used in the calculation of the capitalized interest amounts ranged from 5.9% in 2004 to 6.8% in 2002. We anticipate an increase in capitalized interest from 2004 to 2005 as a result of increased development and construction activity.

Expenditures in excess of $1 for purchases of a new asset with a useful life in excess of one year and for replacements and repairs that extend the useful life of the asset are capitalized and depreciated over their useful lives. Capitalized recurring value retention capital expenditures are typically incurred every year during the life of an apartment community and include such expenditures as carpet, flooring and appliances. Capitalized non-recurring capital expenditures are costs that are generally incurred in connection with a major project impacting an entire community, such as roof replacement, parking lot resurfacing, exterior painting and siding replacement. Capitalized value-enhancing capital expenditures are costs for which an incremental value is expected to be achieved from increasing the NOI potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales cap rate for items such as replacement of wood siding with a masonry-based hardi-board product, amenity upgrades and additions, installation of security gates and additions of covered parking. Recurring value retention and non-recurring and/or value-enhancing capital expenditures do not include costs incurred in connection with a major renovation of an apartment community. Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred.

Depreciation and Asset Impairment Evaluation

Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Depreciation is computed on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and improvements and 5 years for furniture, fixtures and equipment. Depreciation for communities that we develop and construct is recorded as the related construction becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually increase the amount of depreciation expense recorded as construction is being completed. As required by GAAP, we evaluate our real estate assets to determine if there has been any impairment in their carrying value and record impairment losses if there are indicators of impairment and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. No such impairment losses have been recognized to date.

Purchase Price Allocation for Apartment Community Acquisitions

In connection with the acquisition of an apartment community, we perform a valuation and allocation to each asset and liability acquired in such transaction, based on their estimated fair values at the date of acquisition. The valuation of assets acquired subsequent to July 1, 2001, the effective date of SFAS No. 141, "Business Combinations," includes both tangible assets and intangible assets. Tangible asset values, consisting of land, buildings and improvements, and furniture, fixtures and equipment, are reflected in real estate assets and depreciated over their estimated useful lives. Intangible asset values, consisting of at-market, in-place leases and resident relationships, are reflected in other assets and amortized over the estimated average remaining lease term of the acquired resident relationships. The estimated average remaining lease term of the acquired resident relationships has ranged from 12 to 29 months for our acquired communities since July 1, 2001. Amounts allocated to intangible assets represented approximately 1% on average of the total purchase price of our apartment community acquisitions since July 1, 2001.

12

MANAGEMENT'S DISCUSSION AND ANALYSIS

(Amounts in Thousands, Except Property and Per Share Data)

Discontinued Operations

We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 requires, among other things, that the operating results of certain real estate assets which have been sold subsequent to January 1, 2002, or otherwise qualify as held for sale (as defined by SFAS No. 144), be reflected as discontinued operations in the consolidated statements of operations for all periods presented. Under SFAS No. 144, an asset is generally considered to qualify as held for sale when (1) management, having the authority to approve the action, commits to a plan to sell the asset, (2) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated and (3) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year. As of December 31, 2004, we had five wholly-owned operating real estate assets that were under contract for sale and were classified as held for sale in the accompanying balance sheet. We sold one wholly-owned operating real estate asset during the second quarter of 2005, six wholly-owned operating real estate assets during the first quarter of 2005 (including the five assets classified as held for sale in the accompanying balance sheet at December 31, 2004),  nine wholly-owned operating real estate assets during 2004, five wholly-owned operating real estate assets during 2003 and four wholly-owned operating real estate assets during 2002. However, we retained management of two of the assets sold during 2002. Due to our continuing involvement with the operations of the two assets sold for which we retained management, the operating results of these assets are included in continuing operations for all periods presented. The operating results for the 23 remaining wholly-owned assets classified as held for sale or sold for which we did not retain management are reflected as discontinued operations in the accompanying statements of operations for all periods presented. Interest expense has been allocated to the results of the discontinued operations in accordance with EITF No. 87-24. We had no assets that qualified as held for sale as defined by SFAS No. 144 at December 31, 2003.

During 2004, we contributed two apartment communities located in South Florida comprising 411 apartment homes to a joint venture with NYSTRS in which we have a 50% interest. Also during 2004, we admitted NYSTRS as a 49% member in a wholly-owned subsidiary that owns an apartment community located in Washington, D.C. comprising 211 apartment homes. Due to our continuing involvement with the operations of these three communities, the operating results of these assets are included in continuing operations for all periods presented.

13

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Results of Operations

Comparison of operating results for the year ended December 31, 2004 to the year ended December 31, 2003

Our net income is generated primarily from the operation of our apartment communities and the disposition of assets that no longer meet our investment criteria.  For purposes of evaluating comparative operating performance, we categorize our operating communities based on the period each community reaches a stabilized occupancy and expense level. A community is considered to have achieved stabilized occupancy on the earlier to occur of (1) attainment of 93% physical occupancy or (2) one year after completion of construction. The combined operating performance for all of our wholly-owned apartment communities that are included in continuing operations for the years ended December 31, 2004 and 2003 is summarized as follows:

	Number of 2004 Apt. Homes	2004	2003	$ Change	% Change
Rental and other property revenues:
Same-store communities (a)	11,656	$138,642	$140,804	$(2,162)	-1.5%
Triple net master lease communities	728	7,425	7,400	25	0.3%
Communities stabilized in 2004, but not in 2003	1,798	22,522	18,711	3,811	20.4%
Communities not stabilized in 2004 (b)	2,819	23,888	7,637	16,251	212.8%
Sold communities (c)	622	6,321	8,266	(1,945)	-23.5%
Total property revenues	17,623	$198,798	$182,818	$15,980	8.7%

Property operating and maintenance expenses (d):
Same-store communities (a)		$52,475	$51,449	$1,026	2.0%
Triple net master lease communities		840	815	25	3.1%
Communities stabilized in 2004, but not in 2003		8,834	7,540	1,294	17.2%
Communities not stabilized in 2004 (b)		8,261	3,177	5,084	160.0%
Sold communities(c)		2,574	3,126	(552)	-17.7%
Total property operating and maintenance expenses		$72,984	$66,107	$6,877	10.4%

Property net operating income (NOI) (e):
Same-store communities (a)		$86,167	$89,355	$(3,188)	-3.6%
Triple net master lease communities		6,585	6,585	-	0.0%
Communities stabilized in 2004, but not in 2003		13,688	11,171	2,517	22.5%
Communities not stabilized in 2004 (b)		15,627	4,460	11,167	250.4%
Sold communities (c)		3,747	5,140	(1,393)	-27.1%
Total property net operating income (NOI)		$125,814	$116,711	$9,103	7.8%

Total property NOI as a percentage of total property revenues		63.3%	63.8%	-	-0.5%

(a)	Communities that were owned and fully stabilized throughout both 2004 and 2003 ("same-store").
(b)

Communities that were under development/lease-up, in renovation or not fully operational, acquired, or had not reached a stabilized operating expense level subsequent to January 1, 2004, as applicable.

(c)

Communities that were sold subsequent to January 1, 2003.  Includes the results of Gables Palma Vista, Gables Wellington and Gables Woodley Park which are now owned by our NYSTRS joint ventures that were formed during 2004.

14

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

(d)

Represents direct property operating and maintenance expenses as reflected in the accompanying consolidated statements of operations and excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, hurricane damage costs, interest expense and depreciation and amortization expense.

(e)

Calculated as total property revenues less property operating and maintenance expenses (d). See Note 14, Segment Reporting, to the accompanying financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities. In addition, NOI from this reportable segment is reconciled to the most directly comparable GAAP measure in Note 14.

Total property revenues increased $15,980, or 8.7%, from $182,818 to $198,798 due to an increase in the number of apartment homes resulting from the development, lease-up and acquisition of additional communities, as well as an increase in the number of available apartment homes associated with renovation activities at several of our communities. These increases were partially offset by a 1.5% decrease in same-store performance as a result of supply and demand fundamentals in our markets along with a decrease resulting from the three communities which are now owned by the NYSTRS joint ventures that were formed during 2004.

Property operating and maintenance expense, as reflected in our consolidated statements of operations, increased $6,877, or 10.4%, from $66,107 to $72,984 due to an increase in the number of apartment homes resulting from the development, lease-up and acquisition of additional communities, as well as an increase in the number of available apartment homes associated with renovation activities at several of our communities. In addition, same-store expenses increased 2.0% due to increases in property tax, payroll, redecorating, maintenance and marketing expenses. These increases were partially offset by a decrease in insurance expense.

Additional information for the 46 same-store apartment communities presented in the preceding table is as follows:

					% Change from 2003 to 2004 in
Market	Number of Apartment Homes	% of 2004 NOI	Physical Occupancy in 2004 (a)	Economic Occupancy in 2004 (a)	Economic Occupancy	Revenues	Expenses	NOI
Houston	3,857	27.4%	93.7%	91.5%	-1.7%	-4.4%	1.3%	-7.8%
South Florida	2,226	24.1%	95.2%	93.2%	0.6%	2.5%	2.7%	2.5%
Atlanta	2,514	19.0%	94.0%	90.4%	-0.4%	-1.1%	1.7%	-2.7%
Austin	1,677	14.5%	91.4%	90.3%	-1.3%	-3.0%	0.2%	-5.0%
Dallas	1,300	12.8%	95.4%	93.3%	0.9%	-1.5%	3.8%	-4.5%
Washington, D.C.	82	2.2%	96.4%	96.1%	1.2%	1.6%	17.9%	-3.5%
Totals	11,656	100.0%	94.0%	91.8%	-0.5%	-1.5%	2.0%	-3.6%
(a)

Physical occupancy represents gross potential rent less physical vacancy loss as a percentage of gross potential rent. Economic occupancy represents actual rental revenue collected divided by gross potential rent. Thus, economic occupancy differs from physical occupancy in that it takes into account concessions, non-revenue producing apartment homes and delinquencies.

Property management revenues increased $221, or 2.6%, from $8,495 to $8,716 due primarily to the May 2003 acquisition of the Archstone Management Business, the May 2004 acquisition of IGPM, and the 2004 NYSTRS joint venture transactions. Such increases have been substantially offset by a decrease in the number of apartment homes managed for third parties due primarily to increased sales activity resulting from attractive apartment valuations. The average number of apartment homes managed for third parties and unconsolidated joint ventures declined slightly from an average of approximately 26,500 in 2003 to an average of 25,800 in 2004.

Ancillary services revenues decreased $2,385, or 32.8%, from $7,282 to $4,897 due primarily to a decrease of $1,083 in corporate rental housing revenue due to volume declines in services rendered, as well as a decrease of $863 in development and construction fee revenue due to volume declines in services rendered and the recognition of $506 in incentive fees in 2003 resulting from our share of the savings generated under the GRAP JV and GRAP JV Two construction contracts. In addition, brokerage services revenue decreased $439 due to volume declines in services rendered.

Other revenues increased $199, or 17.0%, from $1,168 to $1,367 due primarily to income earned during 2004 related to various non-routine items.

15

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Real estate asset depreciation and amortization increased $6,790, or 16.7%, from $40,544 to $47,334 due primarily to the impact of the development and acquisition of additional communities and capital improvements made to existing operating communities, as well as a non-recurring adjustment recorded to depreciation during 2004 of $987.

Property management expense for communities owned by us and third parties increased $2,744, or 18.1%, from $15,169 to $17,913 due primarily to the May 2003 acquisition of the Archstone Management Business, the May 2004 acquisition of IGPM, and increases in asset management, information technology support, marketing and internal audit costs. In addition, a non-recurring credit to property management expense of $250 was recorded during 2003. The average number of apartment homes under management declined slightly between years from an average of approximately 47,500 in 2003 to an average of 45,800 in 2004.

Ancillary services expense decreased $366, or 8.6%, from $4,255 to $3,889 due primarily to a decrease in brokerage services expenses of $274 and a decrease in corporate rental housing expenses of $159 due to volume declines in services rendered, partially offset by an increase in development and construction expenses of $67.

Interest expense and credit enhancement fees increased $3,033, or 8.3%, from $36,726 to $39,759. An increase in outstanding indebtedness associated with the November 2003 redemption of our Series B Preferred Units and an increase in operating debt associated with the development and acquisition of additional communities was offset in part by a decrease in interest rates for variable-rate borrowings and a decrease in outstanding indebtedness associated with 2004 and 2003 sale activities, the May 2003 issuance of our Series D Preferred Shares and the August 2003 issuance of 2,500 common shares.

Amortization of deferred financing costs increased $316, or 21.5%, from $1,467 to $1,783 due primarily to increased financing costs associated with the modification of our unsecured revolving credit facility in February 2003 and December 2003 and the $100 million secured debt financing closed in September 2004. These increases were partially offset by certain loan costs becoming fully amortized during 2004.

General and administrative expense increased $2,264, or 25.7%, from $8,800 to $11,064 due primarily to increases in professional fees, abandoned real estate pursuit costs, travel expenses related to a national meeting held in 2004 that was not held in 2003, insurance costs, director fees and internal acquisition costs associated with the acquisition of operating apartment communities. The increase in professional fees relates primarily to compliance with Sarbanes-Oxley requirements.

Corporate asset depreciation and amortization increased $914, or 44.7%, from $2,046 to $2,960 due primarily to an increase in amortization resulting from the management contracts acquired in connection with the May 2003 acquisition of the Archstone Management Business and the May 2004 acquisition of IGPM.

Unusual items of $1,209 incurred during 2004 represent estimated costs to address landscaping and minor structural damage sustained at some of our Florida and Georgia apartment communities in connection with Hurricane Frances and Hurricane Jeanne.

Equity in income of joint ventures increased $1,064, or 401.5%, from $265 to $1,329 due primarily to income generated from the NYSTRS joint ventures formed in 2004, the sale of our 20% ownership interest in an apartment community located in Houston to our joint venture partner and the sale of an apartment community located in Tampa in which we had a 20% ownership interest.

16

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Our share of the operating results for the apartment communities owned by the unconsolidated joint ventures in which we have an interest during 2004 and 2003 is as follows:

	2004
	Stabilized (a)	Acquisitions (b)	Sales (c)	Total	Total 2003

Our share of joint venture results:
Rental and other property revenues	$883	$6,029	$2,107	$9,019	$4,875
Property operating and maintenance expenses (exclusive of items shown separately below)	(404)	(2,329)	(856)	(3,589)	(2,085)
Property net operating income (NOI)	$479	$3,700	$1,251	$5,430	$2,790
Interest expense and credit enhancement fees	(91)	(1,602)	(491)	(2,184)	(913)
Amortization of deferred costs	-	(58)	(39)	(97)	(90)
Hurricane damage costs	-	(61)	-	(61)	-
Gain on sale of non-operating real estate assets	-	-	251	251	-
Other	2	(49)	(19)	(66)	(51)
Funds from operations (FFO)	$390	$1,930	$953	$3,273	$1,736
Gain on sale of previously depreciated operating real estate assets	-	-	432	432	-
Real estate asset depreciation	(108)	(1,595)	(673)	(2,376)	(1,471)
Equity in income of joint ventures	$282	$335	$712	$1,329	$265

Number of operating communities	1	8	6	15	9
Number of apartment homes in operating communities	345	2,615	1,921	4,881	2,975
Average percent occupied during the period	94%	94%	91%	93%	85%

(a) Communities that were owned and fully stabilized throughout 2004.
(b) Communities that were acquired subsequent to January 1, 2004. Includes the results of Gables Palma Vista, Gables Wellington, Gables
      Solana Ridge, Gables Tuscany Ridge, Gables Woodley Park, Gables Summerset, Gables Metropolitan I and Gables Metropolitan II.
(c) Communities that were sold subsequent to January 1, 2004.

Gain on sale of joint venture interest of $1,726 in 2004 relates to the sale of our 8.3% ownership interest in the CMS Tennessee Multifamily JV.

Gain on sale of land, net of applicable income tax provision of $900, of $12,006 in 2004 primarily relates to the acquisition and sale of a 1.5 acre parcel of land in Arlington, Virginia by Gables Residential Services, our taxable REIT subsidiary.

Minority interest of preferred unitholders in Operating Partnership decreased $3,773, or 100.0%, from $3,773 to $0 due to the $50 million redemption of the Series B Preferred Units in November 2003.

Income from discontinued operations, net of minority interest, increased $25,980, or 67.9%, from $38,264 to $64,244 due primarily to the $62,271 gain on sale of discontinued operations, net of minority interest recognized during 2004, partially offset by the $31,698 gain on sale of discontinued operations, net of minority interest recognized during 2003.

Dividends to preferred shareholders increased $1,872, or 27.1%, from $6,903 to $8,775 due primarily to the $75 million issuance of our Series D Preferred Shares in May 2003.

17

MANAGEMENT'S DISCUSSION AND ANALYSIS

(Amounts in Thousands, Except Property and Per Share Data)

Comparison of operating results for the year ended December 31, 2003 to the year ended December 31, 2002

Our net income is generated primarily from the operation of our apartment communities and the disposition of assets that no longer meet our investment criteria. For purposes of evaluating comparative operating performance, we categorize our operating communities based on the period each community reaches a stabilized occupancy and expense level. A community is considered to have achieved stabilized occupancy on the earlier to occur of (1) attainment of 93% physical occupancy or (2) one year after completion of construction. The combined operating performance for all of our wholly-owned apartment communities that are included in continuing operations for the years ended December 31, 2003 and 2002 is summarized as follows:

	Number of 2003 Apt. Homes	2003	2002	$ Change	% Change
Rental and other property revenues:
Same-store communities (a)	11,839	$141,926	$145,244	$(3,318)	-2.3%
Triple net master lease communities	728	7,400	7,461	(61)	-0.8%
Communities stabilized in 2003, but not in 2002	540	8,533	6,509	2,024	31.1%
Communities not stabilized in 2003 (b)	3,525	24,959	11,677	13,282	113.7%
Sold communities (c)	-	-	906	(906)	-100.0%
Total property revenues	16,632	$182,818	$171,797	$11,021	6.4%

Property operating and maintenance expenses (d):
Same-store communities (a)		$51,707	$50,559	$1,148	2.3%
Triple net master lease communities		815	876	(61)	-7.0%
Communities stabilized in 2003, but not in 2002		3,161	2,909	252	8.7%
Communities not stabilized in 2003 (b)		10,424	5,338	5,086	95.3%
Sold communities (c)		-	285	(285)	-100.0%
Total property operating and maintenance expenses		$66,107	$59,967	$6,140	10.2%

Property net operating income (NOI) (e):
Same-store communities (a)		$90,219	$94,685	$(4,466)	-4.7%
Triple net master lease communities		6,585	6,585	-	0.0%
Communities stabilized in 2003, but not in 2002		5,372	3,600	1,772	49.2%
Communities not stabilized in 2003 (b)		14,535	6,339	8,196	129.3%
Sold communities (c)		-	621	(621)	-100.0%
Total property net operating income (NOI)		$116,711	$111,830	$4,881	4.4%

Total property NOI as a percentage of total property revenues		63.8%	65.1%	-	-1.3%
(a)	Communities that were owned and fully stabilized throughout both 2003 and 2002 ("same-store").
(b)

Communities that were under development/lease-up, in renovation or not fully operational, acquired, or had not reached a stabilized operating expense level subsequent to January 1, 2003, as applicable.

(c)	Communities that were sold subsequent to January 1, 2002. Includes the results of Dunwoody Gables and Gables CityPlaza.
(d)

Represents direct property operating and maintenance expenses as reflected in the accompanying consolidated statements of operations and excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.

(e)

Calculated as total property revenues less property operating and maintenance expenses (d). See Note 14, Segment Reporting, to the accompanying financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities. In addition, NOI from this reportable segment is reconciled to the most directly comparable GAAP measure in Note 14.

18

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Total property revenues increased $11,021, or 6.4%, from $171,797 to $182,818 due to an increase in the number of apartment homes resulting from the development, lease-up and acquisition of additional communities, as well as an increase in the number of available apartment homes associated with renovation activities at several of our communities. These increases were partially offset by a 2.3% decrease in same-store performance as a result of national economic weakness and the sale of two apartment communities in the first quarter of 2002.

Property operating and maintenance expenses, as reflected in our consolidated statements of operations, increased $6,140, or 10.2%, from $59,967 to $66,107 due to an increase in the number of apartment homes resulting from the development, lease-up and acquisition of additional communities, as well as an increase in the number of available apartment homes associated with renovation activities at several of our communities. In addition, same-store expenses increased 2.3% due to increases in insurance, property tax, redecorating and utilities expenses. These increases were partially offset by decreases in general and administrative and marketing expenses.

Additional information for the 46 same-store apartment communities presented in the preceding table is as follows:

% Change from 2002 to 2003 in
Market	Number of Apartment Homes	% of 2003 NOI	Physical Occupancy in 2003 (a)	Economic Occupancy in 2003 (a)	Economic Occupancy	Revenues	Expenses	NOI
Houston	3,857	28.4%	94.5%	93.2%	0.6%	-1.5%	1.6%	-3.3%
South Florida	2,769	27.8%	94.6%	93.0%	1.6%	0.9%	5.5%	-1.4%
Atlanta	2,331	16.8%	93.5%	91.0%	1.1%	-6.0%	1.5%	-9.7%
Austin	1,677	14.6%	92.6%	91.7%	-0.4%	-5.4%	-1.4%	-7.7%
Dallas	1,123	10.2%	95.2%	93.6%	-0.8%	-2.9%	5.0%	-7.1%
Washington, D.C.	82	2.2%	95.1%	94.9%	2.5%	4.8%	-9.7%	10.5%
Totals	11,839	100.0%	94.1%	92.6%	0.7%	-2.3%	2.3%	-4.7%
(a)

Physical occupancy represents gross potential rent less physical vacancy loss as a percentage of gross potential rent. Economic occupancy represents actual rental revenue collected divided by gross potential rent. Thus, economic occupancy differs from physical occupancy in that it takes into account concessions, non-revenue producing apartment homes and delinquencies.

Property management revenues increased $1,186, or 16.2%, from $7,309 to $8,495 due primarily to a net increase of approximately 2,700 apartment homes managed for third parties and unconsolidated joint ventures from an average of 23,800 in 2002 to 26,500 in 2003. This net increase in units managed is due primarily to the May 2003 acquisition of the Archstone Management Business, offset in part by a net decrease in apartment homes managed for third parties due primarily to sales.

Ancillary services revenues decreased $1,035, or 12.4%, from $8,317 to $7,282 due primarily to a decrease in corporate rental housing revenue of $954 and a decrease in third-party brokerage services revenue of $236 due to volume declines in services rendered. Such decreases were partially offset by an increase of $155 in development and construction fee revenue due to the recognition of $506 in incentive fees in 2003 resulting from our share of the savings generated under the GRAP JV and the GRAP JV Two construction contracts, partially offset by volume declines in services rendered.

Interest income decreased $205, or 54.2%, from $378 to $173 due to a decrease in interest-bearing deposits and a decrease in interest rates.

Other revenues increased $468, or 66.9%, from $700 to $1,168 due primarily to income earned during 2003 related to certain non-routine items.

Real estate asset depreciation and amortization increased $5,888, or 17.0%, from $34,656 to $40,544 due primarily to the impact of the development and acquisition of additional communities and capital improvements made to existing operating communities and a non-recurring correcting adjustment recorded to depreciation in 2002 of $1.6 million. Such increases were offset in part by the impact of the sale of two apartment communities in the first quarter of 2002.

19

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Property management expense for communities owned by us and third parties increased $2,272, or 17.6%, from $12,897 to $15,169 due to (1) an increase of approximately 2,500 apartment homes under management from an average of 45,000 in 2002 to an average of 47,500 in 2003 due primarily to the May 2003 acquisition of the Archstone Management Business, offset in part by a net decrease in apartment homes managed for third parties due primarily to sales, (2) an increase in marketing, information technology and support costs and (3) inflationary increases in expenses. These increases were partially offset by software licensing fees incurred in 2002, but not in 2003.

Ancillary services expense decreased $981, or 18.7%, from $5,236 to $4,255 due primarily to a decrease in development and construction expenses of $764 and a decrease in brokerage expenses of $161. Such decreases are due to volume declines in services rendered.

Interest expense and credit enhancement fees increased $2,953, or 8.7%, from $33,773 to $36,726.  An increase in outstanding indebtedness associated with the redemption of our Series A Preferred Shares and the Series B Preferred Units and an increase in operating debt associated with the development and acquisition of additional communities was offset in part by a decrease in interest rates for variable-rate borrowings and a decrease in outstanding indebtedness associated with 2003 and 2002 sale activities, the May 2003 issuance of our Series D Preferred Shares and the August 2003 issuance of 2,500 common shares.  In addition, the 2002 refinancings of (1) $82.5 million of indebtedness that bore interest at a rate of 8.3% with $40 million of Series C Preferred Shares, which were exchanged into Series C-1 Preferred Shares on a one-for-one basis in September 2003, and $40 million of senior unsecured notes that bear interest at a weighted average interest rate of 5.9% and (2) $48.4 million of indebtedness that bore interest at a rate of 6.4% with $48.4 million of indebtedness that bears interest at a rate of 4.75% have served to reduce interest expense.

Amortization of deferred financing costs increased $423, or 40.5%, from $1,044 to $1,467 due primarily to increased financing costs associated with the issuances of $180 million of senior unsecured notes in July 2002 and $40 million of senior unsecured notes in September 2002 and the modification of our unsecured revolving credit facility in February 2003.

General and administrative expense increased $1,423, or 19.3%, from $7,377 to $8,800 due primarily to increases in professional fees, internal acquisition costs associated with the acquisition of operating apartment communities in 2003, long-term compensation costs, directors' fees, and insurance costs. These increases were partially offset by a decrease in abandoned real estate pursuit costs.

Corporate asset depreciation and amortization increased $324, or 18.8%, from $1,722 to $2,046 due primarily to an increase in amortization resulting from the management contracts acquired in connection with the May 2003 acquisition of the Archstone Management Business.

Unusual items of $1,687 in 2002 represents the write-off of unamortized deferred financing costs totaling $236 and a prepayment penalty of $1,451 associated with the early retirement of $48.4 million of secured tax-exempt bond indebtedness. These bonds had an interest rate of 6.375% which we were able to re-issue on an unsecured basis at a rate of 4.75% resulting in a positive net present value.

Equity in income of joint ventures decreased $2,635, or 90.9%, from $2,900 to $265 due primarily to the sales of four apartment communities by the GRAP JV in 2002, resulting in the recognition of a $2,611 gain by us in 2002.

Our share of the operating results for the apartment communities owned by the unconsolidated joint ventures in which we have an interest during 2003 and 2002 is as follows:

2003
Stabilized (a)	Development & Lease-up (b)	Sales (c)	Total	Total 2002

Our share of joint venture results:
Rental and other property revenues	$3,214	$1,661	$-	$4,875	$5,035
Property operating and maintenance expenses (exclusive of items shown separately below)	(1,409)	(685)	9	(2,085)	(2,184)
Property net operating income (NOI)	$1,805	$976	$9	$2,790	$2,851
Interest expense and credit enhancement fees	(631)	(282)	-	(913)	(950)
Amortization of deferred costs	(26)	(64)	-	(90)	(70)
Other	(44)	(8)	1	(51)	(41)
Funds from operations (FFO)	$1,104	$622	$10	$1,736	$1,790

20

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Gain on sale of previously depreciated operating real estate assets	-	-	-	-	2,611
Real estate asset depreciation	(893)	(578)	-	(1,471)	(1,501)
Equity in income of joint ventures	$211	$44	$10	$265	$2,900

Number of operating communities	6	3	-	9	12
Number of apartment homes in operating communities	2,084	891	-	2,975	3,892
Average percent occupied during the year	92%	68%	-	85%	84%

(a) Communities that were owned and fully stabilized throughout 2003.
(b) Communities in development and/or lease-up that were not fully stabilized during all or any of 2003.
(c) Reflects our share of insurance premium refunds received and recorded in 2003 for communities sold during 2002. There were no communities sold during 2003.

Minority interest of preferred unitholders in Operating Partnership decreased $539, or 12.5%, from $4,312 to $3,773 due to the $50 million redemption of the Series B Preferred Units in November 2003.

Original issuance costs associated with redemption of preferred units of $1,327 in 2003 represents the excess of (1) the fair value of the redemption price of the Series B Preferred Units over (2) the carrying amount of the Series B Preferred Units in our balance sheet on the November 17, 2003 redemption date.

Income from discontinued operations, net of minority interest, increased $23,114, or 152.6%, from $15,150 to $38,264 due primarily to the $31,698 gain on sale of discontinued operations, net of minority interest recognized in 2003, partially offset by the $7,919 gain on sale of discontinued operations, net of minority interest recognized in 2002.

Dividends to preferred shareholders increased $84, or 1.2%, from $6,819 to $6,903 due to the $40 million issuance of our Series C Preferred Shares in September 2002, which were exchanged into Series C-1 Preferred Shares on a one-for-one basis in September 2003, and the $75 million issuance of our Series D Preferred Shares in May 2003. Such increases were offset in part by the $115 million redemption of our Series A Preferred Shares in August 2002.

Original issuance costs associated with the redemption of preferred shares of $4,009 in 2002 represents the excess of (1) the fair value of the redemption price of the Series A Preferred Shares over (2) the carrying amount of the Series A Preferred Shares in our balance sheet on the August 9, 2002 redemption date.

Liquidity and Capital Resources

Cash Flows from Operating, Investing and Financing Activities

Net cash provided by operating activities increased slightly from $88,449 for the year ended December 31, 2003 to $89,170 for the year ended December 31, 2004 due primarily to an increase in accounts payable and accrued expenses resulting from a change between periods in the timing of the payment of various expense items included in operating activities.  This increase was substantially offset in part by a decrease in net income (before gain on sale of assets and depreciation and amortization expense) due primarily to (1) the decline between periods in the operating performance of our same-store communities and ancillary services and (2) increases in property management expenses and general and administrative expenses.

Net cash used in investing activities decreased from $153,344 for the year ended December 31, 2003 to $115,645 for the year ended December 31, 2004 due primarily to increased sales activity as we took advantage of attractive apartment valuations for apartment communities by continuing to sell assets that are no longer consistent with our strategy. The proceeds from such sales activities were used in combination with proceeds from financing activities to satisfy our real estate development and acquisition funding requirements. Our cash investments in real estate assets also increased between periods.

Net cash provided by financing activities decreased from $64,529 for the year ended December 31, 2003 to $29,523 for the year ended December 31, 2004 due primarily to a decrease in cash needed from financing activities to fund investment activities given the increased sales activity previously noted.

21

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

We have elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our annual ordinary taxable income at the REIT level to shareholders.  It is our current intention to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to federal income tax on distributed taxable income. We utilize Gables Residential Services, a taxable REIT subsidiary, to engage in activities that REITs may be prohibited from performing, including the provision of management and other services to third parties and the conduct of certain nonqualifying real estate transactions.  Taxable REIT subsidiaries are subject to federal, state and local income taxes.

Contractual Obligations

A summary of our contractual obligations at December 31, 2004 is as follows:

	Payments Due by Year
	2005	2006	2007	2008	2009	2010 & Thereafter	Total

Regularly scheduled principal amortization payments	$1,384	$1,281	$1,380	$972	$872	$1,199	$7,088
Balloon principal payments due at maturity (a)	250,985	280,170	206,398	20,700	191,242	25,952	975,447
Total notes payable	$252,369	$281,451	$207,778	$21,672	$192,114	$27,151	$982,535

Operating leases (b)	2,769	3,208	3,007	2,655	1,990	76,328	89,957

Deferred purchase price of IGPM (c)	327	327	-	-	-	-	654

Series Z Preferred Shares subject to mandatory redemption (d)	-	-	-	2,250	-	4,500	6,750

Total	$255,465	$284,986	$210,785	$26,577	$194,104	$107,979	$1,079,896
(a)

Outstanding indebtedness for each tax-exempt bond issue is reflected in the preceding table using the earlier of the related bond maturity date or the bond enhancement facility maturity date (assuming the exercise of unconditional extension options) as applicable.

(b)	Includes three ground leases relating to apartment communities owned and under development or operated by us.
(c)	Amount represents the maximum amount contingently payable for the contracts in place at the acquisition date in accordance with the purchase agreement.
(d)

Includes cumulative dividends of $2,250 from the June 1998 issuance date that are payable in June 2008. Dividends from June 2008 to the June 2018 mandatory redemption date are payable annually and thus are excluded from the preceding table.

We have various standing or renewable service contracts with vendors related to the operation of our communities. These contracts have terms generally equal to one year or less and provide for cancellation with insignificant or no penalties.

In addition to these contractual obligations, we currently have ten communities under development that are expected to comprise 2,215 apartment homes upon completion. The estimated costs to complete the development of these assets total $233 million at December 31, 2004, including $2 million of costs pertaining to the single-family lot development adjacent to our Gables Montecito development community.  These costs are expected to be initially funded by $24 million in construction loan proceeds and $209 million in borrowings under our credit facilities described below.

At December 31, 2004, we owned a parcel of land on which we intend to develop an apartment community that we currently expect will comprise 362 apartment homes upon completion. We also had rights to acquire additional parcels of land, either through options or long-term conditional contracts, on which we believe we could develop ten communities that we currently expect would comprise an estimated

22

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

2,387 apartment homes upon completion. Total preliminary budgeted costs for the development of the 2,749 apartment homes are currently estimated to be approximately $450 million. Any future development is subject to obtaining permits and other governmental approvals, as well as our ongoing business review, and may not be undertaken or completed.

Additional information regarding our development activity is included in "Item 2. Properties."

Funding of Short-term and Long-term Liquidity Requirements

Our common and preferred dividends historically have been paid from cash provided by recurring real estate activities. We anticipate that such dividends will continue to be paid from cash provided by recurring real estate activities that include both operating activities and asset disposition activities when evaluated over a twelve-month period. This twelve-month evaluation period is relevant due to the timing of disposition activities and the payment of particular expense items that are accrued monthly but are paid on a less frequent basis, such as real estate taxes and interest on our senior unsecured notes.

We have met and expect to continue to meet our short-term liquidity requirements through net cash provided by recurring real estate activities. Our net cash from recurring real estate activities has been adequate, and we believe that it will continue to be adequate, to meet both operating requirements and payment of dividends in accordance with REIT requirements. Recurring value retention capital expenditures and non-recurring and/or value-enhancing capital expenditures, in addition to regularly scheduled principal amortization payments, are also expected to be funded from recurring real estate activities that include both operating and asset disposition activities. We anticipate that acquisition, construction, development and renovation activities as well as land purchases, will be initially funded primarily through borrowings under our credit facilities and construction loans described below.

We expect to meet our long-term liquidity requirements, including the balloon principal payments due at maturity of our notes payable and possible land and property acquisitions, through long-term secured and unsecured borrowings, the issuance of debt securities or equity securities, private equity investments in the form of joint ventures, or through the disposition of assets which, in our evaluation, may no longer meet our investment requirements.

$300 Million Credit Facility

We have an unsecured revolving credit facility with a committed capacity of $300 million provided by a syndicate of banks that has a maturity date of May 2005. This facility was modified in February 2003 and December 2003 to, among other things, increase the committed capacity under the facility from $225 million to $252 million and from $252 million to $300 million, respectively. Syndicated borrowings under this facility currently bear interest at our option of LIBOR plus 0.95% or prime minus 0.25%. Fees for letters of credit issued under this facility are equal to the spread over LIBOR for syndicated borrowings. In addition, we pay a facility fee currently equal to 0.20% of the $300 million committed capacity. The spread over LIBOR for syndicated borrowings and the facility fee may be adjusted up or down based on changes in our senior unsecured credit ratings and our leverage ratios. There are five stated pricing levels for (1) the spread over LIBOR for syndicated borrowings ranging from 0.70% to 1.25% and (2) the facility fee ranging from 0.15% to 0.30%. A competitive bid option is available for borrowings up to 50% of the $300 million committed capacity, or $150 million. This option allows participating banks to bid to provide us loans at a rate that is lower than the stated rate for syndicated borrowings. At December 31, 2004, we had outstanding under the facility (1) $96.1 million in borrowings outstanding under the competitive bid option at an average interest rate of 2.86% and (2) $20.1 million of letters of credit, including $19.1 million of letters of credit enhancing two tax-exempt variable rate notes payable totaling $18.8 million. Thus, we had $183.9 million of availability under the facility at December 31, 2004. We expect to renew and/or renegotiate the facility prior to the May 2005 maturity date; however,  there can be no assurance that such renewal and/or renegotiation will occur.

$37.5 Million Borrowing Facility

We have a $37.5 million unsecured borrowing facility with a bank that has a maturity date of May 2005. The interest rate and maturity date related to each advance under this facility is agreed to by both parties prior to each advance. We had $17.0 million in borrowings outstanding under this facility at December 31, 2004 at an interest rate of 2.90%. We do not expect to renew this facility.

23

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

$10 Million Credit Facility

We have a $10 million unsecured revolving credit facility with a bank that has a maturity date of May 2005. Borrowings under this facility bear interest at the same scheduled interest rates for syndicated borrowings as the $300 million credit facility. We had $2.2 million in borrowings outstanding under this facility at December 31, 2004 at an interest rate of 3.42%. In February 2005, this facility was increased to $20 million. We expect to renew this facility prior to the May 2005 maturity date.

Secured Construction Loans

At December 31, 2004, we have committed fundings under six construction-related financing vehicles totaling $53.4 million from a bank relating to two wholly-owned development communities and one wholly-owned stabilized community that completed lease-up in 2004. At December 31, 2004, we had drawn $28.6 million under these variable-rate financing vehicles and therefore have $24.8 million of remaining capacity. Borrowings under these vehicles bear interest at a weighted average rate of 4.19% at December 31, 2004. During 2004, we repaid two construction-related financing vehicles secured by one wholly-owned community totaling $21.5 million.

Restrictive Covenants

Our secured and unsecured debt agreements generally contain representations, financial and other covenants and events of default typical for each specific type of facility or borrowing.

The indentures under which our publicly traded and other unsecured fixed-rate debt securities have been issued, and the terms of our $100 million secured debt arrangement, contain the following limitations on the incurrence of indebtedness: (1) a maximum leverage ratio of 60% of total assets; (2) a minimum debt service coverage ratio of 1.50:1; (3) a maximum secured debt ratio of 40% of total assets; and (4) a minimum amount of unencumbered assets of 150% of total unsecured debt. Our indentures also include other affirmative and restrictive covenants.

Our ability to borrow under our unsecured credit facilities and secured construction loans is subject to our compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants currently impacting our leverage are: (1) our total debt may not exceed 60% of our total assets; (2) our annualized interest coverage ratio may not be less than 2.0:1; (3) our annualized fixed charge coverage ratio may not be less than 1.75:1; (4) our total secured debt may not exceed 35% of our total assets, and the recourse portion of our secured debt may not exceed 10% of our total assets; (5) our unencumbered assets may not be less than 167% of our total unsecured debt; (6) our tangible net worth may not be less than $749.8 million; and (7) our floating rate debt may not exceed 30% of our total assets. Such financing vehicles also restrict the amount of capital we can invest in specific categories of assets, such as unimproved land, properties under construction, non-multifamily properties, debt or equity securities, and unconsolidated affiliates.

In addition, we have a covenant under our unsecured credit facilities and secured construction loans that restricts the ability of the Operating Partnership to make distributions in excess of stated amounts, which in turn restricts our ability to declare and pay dividends. The covenant currently provides that, during any twelve-month period, the Operating Partnership may only distribute up to the sum of (a) 100% of its consolidated income available for distribution, as defined in the agreement, and (b) for the period from and after July 1, 2004 through the agreement termination date, the aggregate sum of $5 million. This provision contains an exception to this limitation to allow the Operating Partnership to make any distributions necessary to (1) allow us to maintain our status as a REIT or (2) distribute 100% of our taxable income at the REIT level. We do not anticipate that this provision will adversely affect the ability of the Operating Partnership to make distributions sufficient for us to pay dividends under our current dividend policy.

Our credit facilities, construction loans and indentures are cross-defaulted and also contain cross default provisions with other of our material indebtedness. We were in compliance with covenants and other restrictions included in our debt agreements as of December 31, 2004. The indentures and the $300 million credit facility agreement containing the financial covenants discussed above, as well as the other material terms of our indebtedness, including definitions of the many terms used in and the calculations required by financial covenants, have been filed with the Securities and Exchange Commission as exhibits to our periodic or other reports.

Our tax-exempt bonds contain customary covenants for this type of financing which require a specified percentage of the apartments in the bond-financed communities to be rented to individuals based upon income levels specified by U.S. government programs.

24

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we believe have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

We account for our joint venture arrangements using the equity method. Total indebtedness of our unconsolidated joint ventures is $236.2 million at December 31, 2004. None of this indebtedness is recourse to us.  See Note 6 to the accompanying consolidated financial statements for further information regarding our unconsolidated joint ventures.

Inflation

Substantially all of the leases at our apartment communities are for a term of one year or less.  In the event of significant inflation, this may enable us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term without penalty and therefore expose us to the effect of a decline in market rents. In a deflationary rent environment, as is currently being experienced in some of our markets, we are exposed to declining rents more quickly under these shorter term leases.

Certain Factors Affecting Future Operating Results

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "plan," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. These statements include, among other things, statements regarding our intent, belief or expectations with respect to the following:

•	our ability to increase shareholder value by producing consistent high quality earnings to sustain dividends and annual total returns that exceed the multifamily sector average;
•

our ability to create a portfolio of high quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to economic downturns;

•	the ability of our portfolio to maintain high levels of occupancy and rental rates relative to overall market conditions;
•

our ability to generate a return on invested capital that exceeds our long-term weighted average cost of capital while maintaining financial flexibility through a conservative, investment grade credit profile;

•	our expectation that the markets we have selected for investment will continue to experience job growth that exceeds national averages, and that our EPN locations will outperform local market results;
•

our ability to meet short-term liquidity requirements, including the payment of common and preferred dividends, through net cash provided by recurring real estate activities, and to meet long-term liquidity requirements through long-term secured and unsecured borrowings, the issuance of debt securities or equity securities, private equity investments in the form of joint ventures, or through the disposition of assets which, in our evaluation, may no longer meet our investment requirements; and

•

estimated development and construction costs for our development and lease-up communities, and anticipated construction commencement, completion, lease-up and stabilization dates for these communities.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

25

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

•

national and local economic conditions generally, and the real estate market specifically, including changes in occupancy rates and market rents, a continued deceleration of economic conditions in our markets, and a failure of national and local economic conditions to rebound in a timely manner;

•	changes in job growth, household formation and population growth in our markets;
•	excess supply of and insufficient demand for apartment communities in our markets;
•	competition, which could limit our ability to secure attractive investment opportunities, lease apartment homes or increase or maintain rents;
•	our failure to sell apartment communities in a timely manner or on favorable terms;
•

uncertainties associated with our development and construction activities, including the failure to obtain zoning and other approvals, actual development and construction costs exceeding our budgeted estimates and construction material defects;

•	construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;
•

new debt or equity financing may not be available or may not be available on favorable terms, and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced or, if financed, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness;

•	changes in interest rates;
•	cash flow from recurring real estate activities may be insufficient to meet our short-term liquidity requirements, including the payment of common and preferred dividends;
•	legislative, regulatory and accounting changes, including changes to laws governing the taxation of REITs or changes in GAAP; and
•	potential liability for uninsured losses and environmental contamination.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or otherwise.

Supplemental Discussion - Funds From Operations

Funds from operations ("FFO") is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. The use of FFO, combined with the required primary GAAP presentations, has improved the understanding of operating results of REITs among the investing public and made comparisons of REIT operating results

26

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

more meaningful. We generally consider FFO to be a useful measure for reviewing our comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO can help users compare the operating performance of a company's real estate between periods or as compared to different companies.

FFO presented herein is not necessarily comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition. However, our FFO is comparable to the FFO of REITs that use the NAREIT definition. FFO should not be considered an alternative to net income as an indicator of our operating performance. Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of our cash needs and cash flows.

We also present FFO with a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets. These debt extinguishment costs are incurred when the sale of an asset encumbered by debt requires us to pay the extinguishment costs prior to the debt's stated maturity and to write-off unamortized loan costs at the date of the extinguishment.

Such costs are excluded from the gain on sale of real estate assets reported in accordance with GAAP. However, we view the debt extinguishment costs associated with the sale of real estate assets as an incremental cost of the sale transaction because we extinguished the debt in connection with the consummation of the sale transaction and we had no intent to extinguish the debt absent such transaction. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

A reconciliation of FFO available to common shareholders from net income available to common shareholders (the most directly comparable GAAP measure to FFO available to common shareholders) is as follows:

	Years ended December 31,
	2004	2003	2002
Reconciliation of net income available to common shareholders to FFO available to common shareholders - diluted:
Net income available to common shareholders	$82,892	$49,062	$45,661

Minority interest of common unitholders in Operating Partnership:
Continuing operations	2,700	2,286	7,397
Discontinued operations	9,201	7,404	3,680
Total	11,901	9,690	11,077

Real estate asset depreciation and amortization:
Wholly-owned real estate assets - continuing operations	47,334	40,544	34,656
Wholly-owned real estate assets - discontinued operations	8,281	11,974	13,243
Joint venture real estate assets	2,376	1,471	1,501
Total	57,991	53,989	49,400

Gain on sale of operating real estate assets:
Wholly-owned real estate assets - continuing operations	-	-	(17,906)
Wholly-owned real estate assets - discontinued operations	(71,183)	(37,693)	(9,829)
Joint venture real estate assets	(432)	-	(2,611)
Joint venture interest	(1,726)	-	-
Total	(73,341)	(37,693)	(30,346)

FFO available to common shareholders - diluted	$79,443	$75,048	$75,792

Debt extinguishment costs associated with the sale of real estate assets	1,623	-	-

27

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Share Data)

FFO available to common shareholders, after a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets - diluted	$81,066	$75,048	$75,792

Average common shares outstanding - basic	29,219	25,920	24,618
Incremental shares from assumed conversions of:
Common units	4,230	5,426	5,953
Stock options	95	96	106
Other	15	10	7
Average common shares outstanding - diluted	33,559	31,452	30,684

Reconciliation of FFO available to common shareholders - diluted to FFO available to common shareholders - basic:
FFO available to common shareholders - diluted	$79,443	$75,048	$75,792

Less: Minority interest of common unitholders in Operating Partnership	(10,050)	(13,078)	(14,753)

FFO available to common shareholders - basic	$69,393	$61,970	$61,039

FFO available to common shareholders, after a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets - diluted	$81,066	$75,048	$75,792

Less: Minority interest of common unitholders in Operating Partnership	(10,254)	(13,078)	(14,753)

FFO available to common shareholders, after a supplemental adjustment to exclude debt extinguishment costs associated with the sale of real estate assets - basic	$70,812	$61,970	$61,039
28

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our capital structure includes the use of fixed-rate and variable-rate indebtedness. As such, we are exposed to the impact of changes in interest rates. We periodically seek input from third-party consultants regarding market interest rate and credit risk in order to evaluate our interest rate exposure. In some situations, we may utilize derivative financial instruments in the form of rate caps, rate swaps or rate locks to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments and prospective financing transactions. We do not utilize such instruments for trading or speculative purposes. We did not have any derivative instruments in place at December 31, 2004 or 2003.

We typically refinance maturing debt instruments at the then-existing market interest rates and terms, which may be more or less favorable than the interest rates and terms on the maturing debt.

The following table provides information about our financial instruments that are sensitive to changes in interest rates and should be read in conjunction with the accompanying consolidated financial statements and notes thereto. The table presents principal cash flows and related weighted average interest rates in effect at December 31, 2004 by expected maturity dates. Outstanding indebtedness for each tax-exempt bond issue is reflected in the table using the earlier of the related bond maturity date or the bond enhancement facility maturity date (assuming the exercise of unconditional extension options) as applicable. The weighted average interest rates presented in this table are inclusive of credit enhancement fees. There have been no substantial changes in our market risk profile from the preceding year and the assumptions are consistent with prior year assumptions.

	Expected Year of Maturity
	2005	2006	2007	2008	2009	2010 and Thereafter	2004 Total	2004 Fair Value	2003 Total
Debt:
Conventional fixed rate	$108,159	$178,781	$207,778	$972	$192,114	$27,151	$714,955	$735,570	$618,183
Average interest rate	6.80%	7.28%	6.13%	6.84%	5.93%	6.48%	6.48%	4.98%	6.82%
Tax-exempt fixed rate	$-	$-	$-	$-	$-	$-	$-	$-	$68,915
Average interest rate	-	-	-	-	-	-	-	-	5.33%
Total fixed-rate debt	$108,159	$178,781	$207,778	$972	$192,114	$27,151	$714,955	$735,570	$687,098
Average interest rate	6.80%	7.28%	6.13%	6.84%	5.93%	6.48%	6.48%	4.98%	6.67%
Tax-exempt variable rate	$28,865	$74,105	$-	$20,700	$-	$-	$123,670	$123,670	$170,955
Average interest rate	2.97%	3.13%	-	3.03%	-	-	3.08%	3.08%	2.14%
Variable-rate credit facilities	$115,345	$-	$-	$-	$-	$-	$115,345	$115,345	$115,195
Average interest rate	2.87%	-	-	-	-	-	2.87%	2.87%	1.63%
Variable-rate construction loans	$-	$28,565	$-	$-	$-	$-	$28,565	$28,565	$29,852
Average interest rate	-	4.19%	-	-	-	-	4.19%	4.19%	3.10%
Total variable-rate debt	$144,210	$102,670	$-	$20,700	$-	$-	$267,580	$267,580	$316,002
Average interest rate	2.89%	3.43%	-	3.03%	-	-	3.11%	3.11%	2.04%
Total debt	$252,369	$281,451	$207,778	$21,672	$192,114	$27,151	$982,535	$1,003,150	$1,003,100
Average interest rate	4.57%	5.87%	6.13%	3.20%	5.93%	6.48%	5.56%	4.48%	5.21%

The estimated fair value of our debt at December 31, 2004 is based on a discounted cash flow analysis using current borrowing rates for debt with similar terms and remaining maturities. Such fair value is subject to changes in interest rates. Generally, the fair value will increase as interest rates fall and decrease as interest rates rise.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data are listed under Item 15(a) and filed as part of this report on the pages indicated.

29

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENTS

   (a)   Financial Statements

The financial statements listed below are filed as part of this annual report on the pages indicated.

30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Gables Residential Trust:

We have audited the accompanying consolidated balance sheets of Gables Residential Trust and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the management of Gables Residential Trust. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Gables Residential Trust and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Gables Residential Trust's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of Gables Residential Trust's internal control over financial reporting and an unqualified opinion on the effectiveness of Gables Residential Trust's internal control over financial reporting.

 /s/ Deloitte & Touche LLP
Atlanta, Georgia
March 14, 2005, except for Notes 3, 4, 5, 10,
and 14 as to which the date is August 23, 2005

31

GABLES RESIDENTIAL TRUST CONSOLIDATED BALANCE SHEETS (Amounts in Thousands, Except Per Share Data)
	December 31,
	2004	2003
ASSETS:
Real estate assets:
Land	$287,115	$283,015
Buildings and improvements	1,259,728	1,367,086
Furniture, fixtures and equipment	133,923	140,077
Construction in progress	100,245	146,041
Investment in joint ventures	74,902	11,456
Undeveloped land	13,411	15,822
Real estate assets before accumulated depreciation and assets held for sale	1,869,324	1,963,497
Accumulated depreciation	(264,218)	(297,464)
Assets held for sale, net of accumulated depreciation of $30,921	74,071	-
Net real estate assets	1,679,177	1,666,033

Cash and cash equivalents	8,963	5,915
Restricted cash	3,764	6,116
Deferred financing costs, net of accumulated amortization of $8,244 and $6,793 at December 31, 2004 and 2003, respectively	3,243	5,029
Other assets, net	37,591	41,983
Total assets	$1,732,738	$1,725,076

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable, including $46,007 related to assets held for sale at December 31, 2004	$982,535	$1,003,100
Accrued interest payable	12,812	13,751
Preferred dividends payable	374	374
Real estate taxes payable	17,109	15,792
Accounts payable and accrued expenses - construction	10,669	12,549
Accounts payable and accrued expenses - operating	22,014	16,466
Security deposits	3,492	4,048
Series Z Preferred Shares, at $25.00 liquidation preference, 180 shares issued and outstanding, including accrued and unpaid dividends	5,971	5,746
Total liabilities	1,054,976	1,071,826

Minority interest of common unitholders in Operating Partnership	68,463	70,711

Commitments and contingencies

Shareholders' equity:
Excess shares, $0.01 par value, 51,000 shares authorized	-	-
Preferred shares, $0.01 par value, 20,000 shares authorized,
Series C-1 Preferred Shares, at $25.00 liquidation preference,
1,600 shares issued and outstanding	40,000	40,000
Series D Preferred Shares, at $25.00 liquidation preference,
3,000 shares issued and outstanding	75,000	75,000
Series Z Preferred Shares, reported above
Common shares, $0.01 par value, 100,000 shares authorized,
33,796 and 33,120 shares issued at December 31, 2004 and 2003, respectively	338	331
Additional paid-in capital	589,022	573,636
Treasury shares at cost, 4,340 common shares	(105,174)	(105,171)
Deferred long-term compensation	(2,307)	(1,257)
Accumulated earnings	12,420	-
Total shareholders' equity	609,299	582,539
Total liabilities and shareholders' equity	$1,732,738	$1,725,076

See notes to consolidated financial statements.

32

GABLES RESIDENTIAL TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	Years ended December 31,
	2004	2003	2002
Revenues:
Rental revenues	$184,347	$169,899	$160,233
Other property revenues	14,451	12,919	11,564
Total property revenues	198,798	182,818	171,797
Property management revenues	8,716	8,495	7,309
Ancillary services revenues	4,897	7,282	8,317
Interest income	179	173	378
Other revenues	1,367	1,168	700
Total other revenues	15,159	17,118	16,704

Total revenues	213,957	199,936	188,501

Expenses:
Property operating and maintenance (exclusive of items shown separately below)	72,984	66,107	59,967
Real estate asset depreciation and amortization	47,334	40,544	34,656
Property management (owned and third party)	17,913	15,169	12,897
Ancillary services	3,889	4,255	5,236
Interest expense and credit enhancement fees	39,759	36,726	33,773
Amortization of deferred financing costs	1,783	1,467	1,044
General and administrative	11,064	8,800	7,377
Corporate asset depreciation and amortization	2,960	2,046	1,722
Unusual items	1,209	-	1,687
Total expenses	198,895	175,114	158,359

Income from continuing operations before equity in income of joint ventures, gain on sale and minority interest	15,062	24,822	30,142

Equity in income of joint ventures	1,329	265	2,900
Gain on sale of joint venture interest	1,726	-	-
Gain on sale of previously depreciated operating real estate assets	-	-	17,906
Gain on sale of land, net of applicable income tax provision	12,006	-	2,100
Minority interest of common unitholders in Operating Partnership	(2,700)	(2,286)	(7,397)
Minority interest of preferred unitholders in Operating Partnership	-	(3,773)	(4,312)
Original issuance costs associated with redemption of preferred units	-	(1,327)	-

Income from continuing operations	27,423	17,701	41,339

Operating income from discontinued operations, net of minority interest	3,392	6,566	7,231
Gain on sale of discontinued operations, net of minority interest	62,271	31,698	7,919
Debt extinguishment costs associated with the sale of real estate assets, net of minority interest	(1,419)	-	-
Income from discontinued operations, net of minority interest	64,244	38,264	15,150

Net income	91,667	55,965	56,489

Dividends to preferred shareholders	(8,775)	(6,903)	(6,819)
Original issuance costs associated with redemption of preferred shares	-	-	(4,009)
Net income available to common shareholders	$82,892	$49,062	$45,661

Weighted average number of common shares outstanding - basic	29,219	25,920	24,618
Weighted average number of common shares outstanding - diluted	33,559	31,452	30,684

Per Common Share Information - Basic:
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption)	$0.64	$0.42	$1.24
Income from discontinued operations, net of minority interest	$2.20	$1.48	$0.62
Net income available to common shareholders	$2.84	$1.89	$1.85
Per Common Share Information - Diluted:
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption)	$0.64	$0.42	$1.24
Income from discontinued operations	$2.19	$1.45	$0.61
Net income available to common shareholders	$2.82	$1.87	$1.85

See notes to consolidated financial statements.

33

 GABLES RESIDENTIAL TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS'  EQUITY
(Amounts in Thousands, Except Per Share Data)

	Preferred Shares at Liquidation Preference	Common Shares	Additional Paid-in Capital	Treasury Shares at Cost		Deferred Long-Term Compensation		Accumulated Earnings	Total
Balance, December 31, 2001	$115,000	$283	$478,731	$	(94,144)	$	(1,628)	$4,590	$502,832
Purchase of treasury shares	-	-	-		(13,625)		-	-	(13,625)
Redemption of Series A Preferred Shares	(115,000)	-	4,009		-		-	-	(110,991)
Issuance of Series C Preferred Shares	40,000	-	(250)		-		-	-	39,750
Proceeds from the exercise of share options	-	3	7,599		-		-	-	7,602
Issuance of shares for trustee compensation	-	-	114		-		-	-	114
Issuance of share grants, net of forfeitures	-	-	1,191		1,579			-	2,770
Deferred long-term compensation, net	-	-	-		-		312	-	312
Adjustment for minority interest of unitholders in Operating Partnership	-	3	3,449		-		-	-	3,452
Net income available to common shareholders	-	-	-		-		-	45,661	45,661
Dividends declared and paid ($2.41 per share)	-	-	(9,149)		-		-	(50,251)	(59,400)
Balance, December 31, 2002	40,000	289	485,694		(106,190)		(1,316)	-	418,477
Proceeds of common share offering, net of $3,040 underwriting discount and issuance costs	-	25	78,960		-		-	-	78,985
Issuance of Series D Preferred Shares	75,000	-	(2,581)		-		-	-	72,419
Exchange of Series C Preferred Shares	-	-	(100)		-		-	-	(100)
Proceeds from the exercise of share options	-	2	7,421		-		-	-	7,423
Issuance of shares for trustee compensation	-	-	78		-		-	-	78
Issuance of share grants, net of forfeitures	-	-	399		1,019		-	-	1,418
Deferred long-term compensation, net	-	-	-		-		59	-	59
Adjustment for minority interest of unitholders in Operating Partnership	-	15	17,093		-		-	-	17,108
Net income available to common shareholders	-	-	-		-		-	49,062	49,062
Dividends declared and paid ($2.41 per share)	-	-	(13,328)		-		-	(49,062)	(62,390)
Balance, December 31, 2003	115,000	331	573,636		(105,171)		(1,257)	-	582,539
Proceeds from the exercise of share options	-	3	5,553		-		-	-	5,556
Issuance of shares for trustee compensation	-	-	94		-		-	-	94
Issuance of share grants, net of forfeitures	-	1	3,640		(3)		-	-	3,638
Deferred long-term compensation, net	-	-	-		-		(1,050)	-	(1,050)
Adjustment for minority interest of unitholders in Operating Partnership	-	3	6,099		-		-	-	6,102
Net income available to common shareholders	-	-	-		-		-	82,892	82,892
Dividends declared and paid ($2.41 per share)	-	-	-		-		-	(70,472)	(70,472)
Balance, December 31, 2004	$115,000	$338	$589,022		$(105,174)		$(2,307)	$12,420	$609,299

 See notes to consolidated financial statements.

34

GABLES RESIDENTIAL TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands, Except Per Share Data)

	Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,667	$55,965	$56,489
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	60,597	56,395	50,957
Equity in income of joint ventures	(1,329)	(265)	(2,900)
Minority interest of unitholders in Operating Partnership	11,901	13,463	15,389
Gain on sale of real estate assets and discontinued operations	(84,915)	(37,693)	(29,835)
Long-term compensation expense	1,917	1,740	1,275
Debt extinguishment costs associated with the sale of real estate assets	1,623	-	-
Unusual items	-	-	1,687
Original issuance costs associated with the redemption of preferred units	-	1,327	-
Operating distributions received from joint ventures	2,367	1,479	1,745
Change in operating assets and liabilities:	-	-	-
Other assets	(980)	(865)	(121)
Other liabilities, net	6,322	(3,097)	10,326
Net cash provided by operating activities	89,170	88,449	105,012

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, development, construction and renovation of real estate assets	(241,361)	(242,015)	(91,281)
Recurring value retention capital expenditures	(9,775)	(10,498)	(13,077)
Non-recurring and/or value-enhancing capital expenditures	(6,193)	(9,449)	(11,910)
Net proceeds from sale of wholly-owned real estate assets and discontinued operations	175,296	112,059	90,030
Investment in joint ventures	(45,779)	(1,401)	(1,093)
Net proceeds from refinance or sale of joint venture real estate assets	2,562	888	10,680
Net proceeds from sale of joint venture interest	1,113	-	-
Proceeds from contribution of real estate assets to joint venture	9,568	-	-
Restricted cash released from escrow, net	-	-	349
Change in restricted cash	1,516	2,040	649
Other	(2,592)	(4,968)	(1,059)
Net cash used in investing activities	(115,645)	(153,344)	(16,712)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from common share offering	-	78,985	-
Net proceeds from issuance and/or exchange of preferred shares	-	72,319	39,750
Redemption of preferred units and/or shares	-	(50,000)	(115,000)
Proceeds from the exercise of share options	5,556	7,423	7,602
Treasury share purchases and unit redemptions	-	-	(13,977)
Payments of deferred financing costs	(1,197)	(1,642)	(2,935)
Notes payable proceeds	476,004	311,671	224,562
Notes payable repayments	(360,677)	(267,145)	(143,219)
Debt extinguishment costs associated with the sale of real estate assets	(1,009)	-	-
Prepayment penalty	-	-	(1,451)
Principal escrow payments released from (deposited into) escrow, net	836	(524)	3,380
Preferred dividends paid	(8,775)	(7,230)	(6,205)
Preferred distributions paid	-	(3,773)	(4,312)
Common dividends paid ($2.41 per share)	(70,472)	(62,390)	(59,400)
Common distributions paid ($2.41 per share)	(10,187)	(13,080)	(14,344)
Change in refundable security deposits	(556)	(85)	(701)
Net cash provided by (used in) financing activities	29,523	64,529	(86,250)

Net change in cash and cash equivalents	$3,048	$(366)	$2,050
Cash and cash equivalents, beginning of year	5,915	6,281	4,231
Cash and cash equivalents, end of year	$8,963	$5,915	$6,281
Supplemental disclosure of cash flow information:
Cash paid for interest	$53,203	$52,687	$45,787
Interest capitalized	8,412	8,416	8,875
Cash paid for interest, net of amounts capitalized	$44,791	$44,271	$36,912

See notes to consolidated financial statements.

35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Unless the context otherwise requires, all references to "we," "our" or "us" in this report refer collectively to Gables Residential Trust ("Gables"), a Maryland real estate investment trust ("REIT"), and its subsidiaries, including Gables Realty Limited Partnership, a Delaware limited partnership, considered as a single enterprise. Gables GP, Inc., a wholly-owned subsidiary of Gables Residential Trust, is the sole general partner of Gables Realty Limited Partnership.

1.  ORGANIZATION AND FORMATION

We are a REIT formed in 1993 under Maryland law to continue and expand the operations of our privately owned predecessor organization. We completed our initial public offering on January 26, 1994.

We are a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. We also provide management, development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures.  Substantially all of these businesses are conducted through Gables Realty Limited Partnership (the "Operating Partnership"). We control the Operating Partnership through Gables GP, Inc., a wholly-owned subsidiary that is the sole general partner of the Operating Partnership. This organizational structure is commonly referred to as an umbrella partnership REIT or "UPREIT." At December 31, 2004, we were an 87.8% economic owner of the common equity of the Operating Partnership.  Substantially all of our third-party management businesses are conducted through a wholly-owned subsidiary, Gables Residential Services.

Our limited partnership and indirect general partnership interests in the Operating Partnership entitle us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our ownership interest therein and entitle us to vote on all matters requiring a vote of the limited partners. Generally, the other limited partners of the Operating Partnership are persons who contributed their direct or indirect interests in certain real estate assets to the Operating Partnership primarily in connection with the IPO and the 1998 acquisition of the real estate assets and operations of Trammell Crow Residential South Florida ("South Florida"). A unit of limited partnership interest in the Operating Partnership is referred to herein as a "unit." The Operating Partnership is obligated to redeem each common unit held by a person other than us at the request of the holder for an amount equal to the fair market value of one of our common shares at the time of such redemption, provided that we, at our option, may elect to acquire each common unit presented for redemption for one common share or cash. With each redemption, our percentage ownership interest in the Operating Partnership will increase. In addition, whenever we issue common shares or preferred shares, we are obligated to contribute any net proceeds to the Operating Partnership, and the Operating Partnership is obligated to issue an equivalent number of common or preferred units, with substantially identical rights as the common or preferred shares, as applicable, to us.

As of December 31, 2004, we managed a total of 168 multifamily apartment communities owned by us and our third-party clients comprising 44,070 apartment homes. As of December 31, 2004, we owned 72 stabilized multifamily apartment communities comprising 18,277 apartment homes, an indirect 60% interest in two stabilized apartment communities comprising 709 apartment homes, an indirect 51% interest in one stabilized apartment community comprising 211 apartment homes, an indirect 50% interest in three stabilized apartment communities comprising 1,163 apartment homes, an indirect 49% interest in two stabilized apartment communities comprising 532 apartment homes and an indirect 25% interest in one stabilized apartment community comprising 345 apartment homes. We also owned 12 multifamily apartment communities under development or in lease-up at December 31, 2004 that are expected to comprise 2,984 apartment homes upon completion. In addition, as of December 31, 2004, we owned a parcel of land on which we intend to develop an apartment community that we currently expect will comprise an estimated 362 apartment homes upon completion. We also have rights to acquire additional parcels of land, either through options or long-term conditional contracts, on which we believe we could develop ten communities that we currently expect would comprise an estimated 2,387 apartment homes upon completion. Any future development is subject to obtaining permits and other governmental approvals, as well as our ongoing business review, and may not be undertaken or completed.

2.  COMMON AND PREFERRED EQUITY ACTIVITY

Secondary Common Share Offerings

On August 26, 2003, we issued 2,500 common shares. The net proceeds from this issuance of approximately $79.0 million were used to reduce outstanding indebtedness under our interim financing vehicles utilized to fund our development and acquisition activities.

36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Preferred Share Offerings

On May 8, 2003, we issued 3,000 shares of 7.50% Series D Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share. The net proceeds from this issuance of approximately $72.4 million were used to reduce outstanding indebtedness under our interim financing vehicles. The Series D Preferred Shares may be redeemed at our option for $25.00 per share plus accrued and unpaid dividends on or after May 8, 2008. The Series D Preferred Shares are not subject to any sinking fund or convertible into any other Gables securities.

On September 27, 2002, we issued 1,600 shares of 7.875% Series C Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share in a private placement to an institutional investor.  The net proceeds from this issuance of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance of $40 million of senior unsecured notes, were used to retire approximately $82.5 million of unsecured indebtedness at an interest rate of 8.3% that was scheduled to mature in December 2002. Pursuant to a registration rights agreement with the purchaser of the Series C Preferred Shares, we registered a new series of preferred shares with the Securities and Exchange Commission and offered to exchange those shares on a one-for-one basis for the outstanding Series C Preferred Shares. The dividend rate, preferences and other terms for the new preferred shares, or 7.875% Series C-1 Cumulative Redeemable Preferred Shares, are identical in all material respects to the Series C Preferred Shares, except that the Series C-1 Preferred Shares are freely tradable by a holder. The exchange offer was consummated on September 5, 2003 and did not generate any cash proceeds for us. The Series C-1 Preferred Shares may be redeemed at our option for $25.00 per share plus accrued and unpaid dividends on or after September 27, 2006. The Series C-1 Preferred Shares are not subject to any sinking fund or convertible into any other Gables securities.

On June 18, 1998, we issued 180 shares of 5.0% Series Z Cumulative Redeemable Preferred Shares with a liquidation preference of $25.00 per share in connection with the acquisition of a parcel of land for future development. The Series Z Preferred Shares, which are subject to mandatory redemption on June 18, 2018, may be redeemed at our option at any time for $25.00 per share plus accrued and unpaid dividends. Dividends on the Series Z Preferred Shares are cumulative from the issuance date, and the first dividend payment date is June 18, 2008. Thereafter, the dividends will be paid annually in arrears. The Series Z Preferred Shares are not subject to any sinking fund or convertible into any other Gables securities. In accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," we classify the Series Z Preferred Shares in the liability section of our balance sheet and, beginning July 1, 2003, we have recorded dividends on the Series Z Preferred Shares as interest expense in our statements of operations.

Issuances of Common Operating Partnership Units

On June 17, 2004, the Operating Partnership issued 66 common units to fund $2.1 million of the $12.3 million purchase price of a parcel of land we acquired for the future development of an apartment community expected to comprise 448 apartment homes upon completion.

Common Equity Repurchase Program

Our board of trustees implemented a common equity repurchase program pursuant to which we are authorized to purchase up to $200 million of our outstanding common shares or units. We view the repurchase of common equity with consideration of other investment alternatives when capital is available to be deployed. We have repurchased shares from time to time in open market and privately negotiated transactions, depending on market prices and other prevailing conditions, using proceeds from sales of selected assets. We have also repurchased common units for cash upon their presentation for redemption by unitholders. During 2002, we repurchased 526 common shares and 13 common units for a total of $14.0 million. There were no such repurchases during 2003 or 2004. As of December 31, 2004, we had repurchased 4,506 common shares and 300 common units for a total of $116.0 million, including $0.2 million in related commissions.

Preferred Share Redemptions

On August 9, 2002, we redeemed each of the 4,600 outstanding 8.30% Series A Cumulative Redeemable Preferred Shares for $115 million with proceeds from our $180 million senior unsecured note issuance on July 8, 2002. The redemption price of the Series A Preferred Shares exceeded the related carrying value by the $4.0 million of issuance costs that we originally incurred and classified as a reduction to shareholders' equity. Net income available to common shareholders for the year ended December 31, 2002 has been reduced by this $4.0 million excess in a manner similar to dividends on the preferred shares.

37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Property and Per Share Data)

Redemptions of Preferred Operating Partnership Units

On November 17, 2003, the Operating Partnership redeemed each of the 2,000 outstanding 8.625% Series B Preferred Units for $50 million. The redemption price of the Series B Preferred Units exceeded the related carrying value by the $1.3 million of issuance costs that the Operating Partnership originally incurred and classified as a reduction to partners' capital. Net income for the year ended December 31, 2003 has been reduced by this $1.3 million excess in a manner similar to distributions on the preferred units.

Shelf Registration Statement

We have an effective shelf registration statement on file with the Securities and Exchange Commission providing $500 million of equity capacity and $500 million of debt capacity.  We believe it is prudent to maintain shelf registration capacity in order to facilitate future capital raising activities. To date, there have been no issuances of securities under this shelf registration statement other than the March 2005 issuance of $150 million of senior unsecured notes (Note 18).

3.  PORTFOLIO AND OTHER FINANCING ACTIVITY

Community Dispositions Subject to Discontinued Operations Reporting

In January 2005, we sold an apartment community located in Orlando comprising 315 apartment homes to a condominium converter for $47.0 million. In connection with such transaction, we were relieved of a $0.7 million note payable obligation. In January 2005, we sold four apartment communities located in Atlanta comprising a total of 1,100 apartment homes for $56.1 million. The buyer of the four Atlanta communities assumed $45.3 million of tax-exempt variable-rate bonds encumbering such communities in connection with the transaction. The bonds were enhanced by $46.0 million of letters of credit that were cancelled in connection with the closing of the sale. These communities were classified as assets held for sale in the accompanying balance sheet at December 31, 2004 in accordance with SFAS No. 144.

In March 2005, we sold an apartment community located in Memphis comprising 464 apartment homes for $24.2 million. The buyer of the community assumed $21.8 million of tax-exempt variable-rate bonds encumbering such community in connection with the transaction. The bonds were enhanced by a $22.1 million letter of credit that was cancelled in connection with the closing of the sale.  This community was not classified as an asset held for sale in the accompanying balance sheet at December 31, 2004 in accordance with SFAS No. 144 as the related criteria were not met as of such date.

The net proceeds from these sales, after closing costs and the buyers' assumption of $67.1 million of debt, were $58.3 million and were used to pay down outstanding borrowings under our unsecured credit facilities and to repurchase common shares and units under our common equity repurchase program.  The aggregate gain from the sale of these six communities, exclusive of the $0.2 million in associated debt extinguishment costs, was $34.7 million, or $30.5 million, net of the $4.2 million portion of the gain attributable to the minority interest of common unitholders, and was recognized in the first quarter of 2005.

On April 28, 2005, we sold an apartment community located in Tampa comprising 166 apartment homes to a condominium converter for $41.2 million.  The net sale proceeds of $40.5 million were used to repay outstanding borrowings under our unsecured credit facilities. The gain from the sale of this community was $18.7 million, or $16.6 million, net of the $2.1 million portion of the gain attributable to the minority interest of common unitholders and was recognized in the second quarter of 2005.  This community was not classified as an asset held for sale at December 31, 2004 in accordance with SFAS No. 144 as the related criteria were not met as of such date.

38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

During 2004, we sold five apartment communities located in South Florida comprising 1,608 apartment homes, two apartment communities located in Tennessee comprising 548 apartment homes, one apartment community located in Atlanta comprising 603 apartment homes and one apartment community located in Orlando comprising 231 apartment homes for $217.6 million. Seven of the sold communities were encumbered by tax-exempt bonds totaling $106.2 million. A total of $95.7 million of these tax-exempt bonds were enhanced by $96.2 million of letters of credit with expiration dates of May 2005 and April 2008. The buyers of four of the communities assumed $67.7 million of variable-rate tax-exempt bonds encumbering such communities in connection with the sale transactions. The net proceeds from these sales, after closing costs and the buyers' assumption of such debt, were $146.1 million and were used to repay $38.5 million of bond indebtedness and to pay down outstanding borrowings under our interim financing vehicles. We were relieved of a $1.9 million note payable obligation in connection with the sale of the Orlando apartment community. In connection with the sale transactions, we incurred approximately $1.6 million of debt extinguishment costs, including $0.4 million of credit enhancement prepayment costs, $0.6 million of defeasance costs and $0.6 million relating to the write-off of unamortized deferred financing costs. This amount is reflected in the accompanying consolidated statements of operations net of the $0.2 million portion of the costs attributable to the minority interest of common unitholders. The aggregate gain from the sale of these nine communities, exclusive of the debt extinguishment costs, was $71.2 million, or $62.3 million, net of the $8.9 million portion of the gain attributable to the minority interest of common unitholders.

During 2003, we sold four apartment communities located in Houston comprising 1,373 apartment homes and an apartment community located in Dallas comprising 300 apartment homes.  The net proceeds from these sales were approximately $112.1 million and were used to pay down outstanding borrowings under our interim financing vehicles. The aggregate gain from the sale of these five communities was $37.7 million, or $31.7 million, net of the $6.0 million portion of the gain attributable to the minority interest of common unitholders.

During 2002, we sold two apartment communities located in Houston comprising 660 apartment homes. The net proceeds from these sales were $43.2 million and were used to pay down outstanding borrowings under our interim financing vehicles and purchase common shares and units under our common equity repurchase program. The aggregate gain from the sale of these two communities was $9.8 million, or $7.9 million, net of the $1.9 million portion of the gain attributable to the minority interest of common unitholders.

Historical operating results and gains are reflected as discontinued operations in our consolidated statements of operations (Note 5).

Community and Land Dispositions Not Subject to Discontinued Operations Reporting

During 2004, we acquired and sold a parcel of land in Arlington, Virginia, sold a parcel of land in San Antonio and sold a parcel of land in Tennessee. The net proceeds from these land sales were $29.1 million and were used to pay down outstanding borrowings under our interim financing vehicles. The gain from the land sales was $12.0 million, net of an applicable income tax provision of $0.9 million.

During 2004, we sold our 20% ownership interest in an apartment community located in Houston comprising 186 apartment homes to our partner in the Gables Residential Apartment Portfolio JV Two (the "GRAP JV Two") and sold our 8.3% ownership interest in the CMS Tennessee Multifamily JV, which owns three apartment communities located in Tennessee comprising 1,118 apartment homes. In addition, during 2004, the GRAP JV Two sold an apartment community located in Tampa comprising 76 apartment homes to a condominium converter upon completion of construction. Our share of the net sales proceeds from these transactions was $3.7 million, resulting in a gain of $0.7 million related to the sales of the apartment communities and $1.7 million related to the sale of our joint venture interest.

During 2004, we contributed two apartment communities located in South Florida comprising 411 apartment homes to a joint venture with New York State Teachers' Retirement System ("NYSTRS") in which we have a 50% interest. Also during 2004, we admitted NYSTRS as a 49% member in a wholly-owned subsidiary that owns an apartment community located in Washington, D.C. comprising 211 apartment homes. These transactions did not meet the criteria for gain recognition. See "NYSTRS Joint Venture Arrangements" below for further discussion.

During 2004, we exchanged our 20% ownership interest in two apartment communities located in Tampa comprising 617 apartment homes owned by the GRAP JV Two with our joint venture partner in return for an increase in our ownership interest from 20% to 60% in the remaining two apartment communities located in Atlanta comprising 709 apartment homes owned by the Gables Residential Apartment Portfolio JV (the "GRAP JV") and the GRAP JV Two. In connection with these transactions we also paid $5.7 million in cash to our joint venture partner. These transactions did not meet the criteria for gain recognition.

During 2002, we sold a parcel of land in Houston that was adjacent to an apartment community sold, an apartment community located in Houston comprising 246 apartment homes and an apartment community located in Atlanta comprising 311 apartment homes. The net proceeds from these sales were $46.8 million and were used to pay down outstanding borrowings under our interim financing vehicles and purchase common shares and units under our common equity repurchase program. The gain from the land sale was $0.8 million and the aggregate gain from the sale of the two communities was $17.9 million.  In addition, we recognized $1.3 million of deferred gain during the year ended December 31, 2002 associated with prior year sale transactions.

During 2002, the GRAP JV sold two apartment communities located in South Florida comprising 610 apartment homes, an apartment community in Dallas comprising 222 apartment homes and an apartment community located in Houston comprising 382 apartment homes. Our share of the net sales proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

Historical operating results and gains are included in continuing operations in our consolidated statements of operations.

Community Acquisitions

During 2004, we acquired two apartment communities located in Atlanta comprising 596 apartment homes and three apartment communities located in Dallas comprising 139 apartment homes for approximately $101.3 million in cash.

39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

During 2003, we acquired an apartment community for renovation located in South Florida comprising 36 apartment homes, an apartment community located in Washington, D.C. comprising 211 apartment homes, an apartment community located in Dallas comprising 334 apartment homes and an apartment community located in Austin that is subject to a long-term ground lease and is comprised of 239 apartment homes and 7,366 square feet of retail space for approximately $122.4 million in cash, including approximately $1.6 million of closing costs. The community acquired for renovation is adjacent to a land parcel that we acquired in January 2004 for the future development of an apartment community that we currently expect will comprise 261 apartment homes upon completion.

The cash portion of the consideration for each denoted acquisition was funded with advances under our interim financing vehicles.

Other Acquisitions

In May 2004, we acquired Income Growth Property Management, Inc. ("IGPM"), a property management company based in San Diego, CA that managed 2,141 apartment homes in 17 multifamily apartment communities located in the San Diego and Inland Empire areas at the time of acquisition. The purchase price of approximately $2.2 million, inclusive of related commissions, is structured to be paid in three installments based on retention of the management contracts in place upon acquisition. The purchase price may increase if certain additional management contracts are obtained. As of December 31, 2004, we had funded $1.5 million of the $2.2 million stated purchase price. The second and third installments are expected to be paid in the second quarters of 2005 and 2006, respectively.

In May 2003, we acquired property management contracts for 10,684 apartment homes in 32 multifamily apartment communities from Archstone Management Services Incorporated ("Archstone Management Business"). The services rendered under acquired management contracts for 9,184 apartment homes transitioned to us over the ensuing three month period. The services to be rendered under the remaining management contracts for 1,500 apartment homes did not transition to us in 2003 for various reasons associated with the underlying assets, including sale prior to transition and location. The ultimate purchase price of approximately $5.4 million was paid in three installments and was based on the retention of the contracts acquired.

NYSTRS Joint Venture Arrangements

The GN Apartment Fund LLC was formed in June 2004.  In connection with the formation transactions, we contributed 100% of our ownership interest in two communities in South Florida comprising 411 apartment homes with an agreed upon fair value of $51.1 million, subject to $30.7 million of indebtedness, and $7.2 million in cash in return for a 50% ownership interest in the venture. Our venture partner, NYSTRS, as advised by JP Morgan Fleming Asset Management, contributed 98% of its ownership interest in two communities in the Inland Empire comprising 532 apartment homes with an agreed upon fair value of $66.1 million, subject to $31.4 million of indebtedness, and other net liabilities of $0.6 million, in return for its 50% ownership interest in the venture and $6.5 million in cash. Our initial investment in this joint venture is equal to the net book value of the assets and liabilities we contributed to the venture.

In October 2004, we entered into another joint venture arrangement with NYSTRS whereby we admitted NYSTRS as a 49% member in our wholly-owned subsidiary, Henry Adams House Apartments LLC, which owns one community in Washington, D.C. comprising 211 apartment homes. In connection with this transaction, the community owned by Henry Adams House Apartments LLC was deemed to have a fair value of $54.7 million, subject to $35.6 million of indebtedness. In return for its 49% member interest, NYSTRS contributed $9.7 million in cash, including $0.3 million related to its share of due diligence costs, which was subsequently disbursed to us. This transaction was contemplated as part of the original June 2004 GN Apartment Fund LLC formation transactions.

The Summerset Village LLC was formed in December 2004. Our ownership interest in this venture is 50%. In connection with the formation transactions, we and NYSTRS each contributed $31.6 million in cash in order to acquire an apartment community located in the Inland Empire comprising 752 apartment homes for a purchase price of $138.2 million. This community is subject to $75.0 million of indebtedness.

We serve as the managing member of each of the ventures and have responsibility for all day-to-day operating matters, and we serve as property manager for each of the communities owned by the ventures. In connection with these transactions, we have discussed making future investments with NYSTRS through the formation of additional joint ventures whereby the ventures, on a collective basis, intend to own, operate, acquire and develop up to $800 million of multifamily apartment communities located primarily in the San Diego, Inland Empire and Washington, D.C. markets. We have granted NYSTRS a three-year right-of-first-opportunity for investment opportunities in San Diego and Washington, D.C. that exceed $50 million and those that exceed $35 million in the Inland Empire. As of December 31, 2004, approximately $310 million of the $800 million target has been invested.

40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

$100 Million Secured Debt Arrangement

On September 29, 2004, we entered into a $100 million secured debt arrangement which bears interest at a fixed rate of 4.37% and matures October 5, 2009. The net proceeds of approximately $99.1 million were used to pay down outstanding borrowings under our interim financing vehicles. There are no principal amortization payment requirements and the loan is secured by five wholly-owned assets.

Senior Unsecured Note Issuances and Exchange

On September 27, 2002, we issued $40 million of senior unsecured notes in two series in a private placement to an institutional investor: $30 million at an interest rate of 5.86% maturing in September 2009 and $10 million at an interest rate of 6.10% maturing in September 2010. The net proceeds of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance of the 7.875% Series C Preferred Shares, were used to retire approximately $82.5 million of senior unsecured notes at an interest rate of 8.3% that were scheduled to mature in December 2002. We did not incur any prepayment costs in connection with the early debt retirement. Pursuant to a registration rights agreement with the purchaser of the $40 million of senior unsecured notes, we registered new notes with the Securities and Exchange Commission, and offered to exchange those new notes for the original notes. The new notes, also issued in two series, are identical in all material respects to the original 5.86% notes due 2009 and the 6.10% notes due 2010, except that the new notes are freely tradable by a holder. The exchange offer was consummated on September 5, 2003 and did not generate any cash proceeds for us.

On July 8, 2002, we issued $180 million of senior unsecured notes which bear interest at a rate of 5.75%, were priced to yield 5.81% and mature in July 2007. The net proceeds of $178.4 million were used to redeem all outstanding shares of our 8.30% Series A Preferred Shares totaling $115 million on August 9, 2002 and to reduce borrowings under our interim financing vehicles.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

We are a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. We also provide management, development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures.  Our operating performance is based predominantly on net operating income (NOI) from the multifamily apartment communities we own, which are located in major markets in Texas, Georgia, Florida, San Diego/Inland Empire, CA, Washington, D.C. and Tennessee (Note 14).

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the consolidated accounts of Gables and its subsidiaries, including the Operating Partnership and Gables Residential Services. We consolidate the financial statements of all entities in which we have a controlling financial interest, as that term is defined under GAAP, through either majority voting interest or contractual agreements.   Our investments in non-controlled joint ventures are accounted for using the equity method.  Information regarding these unconsolidated joint ventures is included in Note 6.  All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been adjusted for the minority interest of common unitholders in the Operating Partnership. Common units, if presented for redemption, can be exchanged for Gables common shares on a one-for-one basis.  Minority interest of common unitholders in the Operating Partnership, as reflected in the accompanying consolidated balance sheets, is calculated at the balance sheet date based upon the percentage of common units outstanding owned by partners other than Gables to the total number of common units outstanding.  Minority interest of common unitholders in the Operating Partnership's earnings is calculated based upon the weighted average number of common units outstanding during the applicable period.

Reclassifications

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation, including amounts related to certain utility reimbursements discussed below under "Revenue Recognition."

41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

In our consolidated statement of cash flows for the six months ended June 30, 2005, we changed the classification of changes in restricted cash to present such changes as an investing activity and changes in refundable security deposits to present such changes as a financing activity.  We previously presented such changes as operating activities.  In the accompanying consolidated statements of cash flows for years ended December 31, 2004, 2003 and 2002, we reclassified changes in restricted cash and changes in refundable security deposits to be consistent with our 2005 presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Rental: We lease our residential properties under operating leases with terms generally equal to one year or less. In the second quarter of 2004, we changed our revenue recognition policy for our communities under lease-up whereby we began recognizing revenue on a straight-line basis for these communities. This did not have a significant impact on our financial statements. Rental income for the rest of our communities is recognized when earned, which materially approximates revenue recognition on a straight-line basis.

Under the terms of residential leases at applicable communities, our residents are obligated to reimburse us for certain utility usage, principally water and electricity, where we are the primary obligor to the public utility entity. These utility reimbursements from residents are included in other property revenues in the accompanying consolidated statements of operations.

Property management: We provide property management services to third parties and unconsolidated joint ventures.  Property management fees are recognized when earned.

Ancillary services: We provide development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures. Development and construction services are typically provided under "cost plus a fee" contracts. Because our clients are obligated to fund the costs that are incurred on their behalf pursuant to the related contract, we net the reimbursement of these costs against the billings for such costs. Development and construction fees are recognized when earned using the percentage of completion method. During the years ended December 31, 2004, 2003 and 2002, we recognized $1.7 million, $2.6 million and $2.4 million, respectively, in development and construction fees under related contracts with gross billings of $34.1 million, $38.3 million and $43.9 million, respectively. Corporate rental housing revenues and brokerage commissions are recognized when earned.

Gains on sales of real estate assets: Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, "Accounting for Sales of Real Estate." The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold. To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Cost Capitalization

As a vertically integrated real estate company, we have in-house investment professionals involved in the development, construction and acquisition of apartment communities. Direct internal costs associated with development and construction activities for wholly-owned assets are included in the capitalized development cost of such assets and depreciated accordingly. Direct internal costs associated with development and construction activities for third parties and unconsolidated joint ventures are reflected in ancillary services expense as the related services are being rendered. Direct internal costs associated with the acquisition of operating apartment communities are reflected in general and administrative expense in the period such costs are incurred.

Our real estate development pursuits are subject to obtaining permits and other governmental approvals, as well as our ongoing business review of the underlying real estate fundamentals and the impact on our capital structure. We do not always move forward with development of our real estate pursuits, and therefore, we evaluate the viability of real estate pursuits and the recoverability of capitalized pursuit costs. Based on this review, we expense any costs that are deemed unrealizable at that time to general and administrative expense.

During the development and construction of a new apartment community, we capitalize related interest costs, as well as other carrying costs such as property taxes and insurance. We begin to expense these items as the construction of the community becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually reduce the amounts we capitalize as construction is being completed.

Expenditures in excess of $1 for purchases of a new asset with a useful life in excess of one year and for replacements and repairs that extend the useful life of the asset are capitalized and depreciated over their useful lives. Capitalized recurring value retention capital expenditures are typically incurred every year during the life of an apartment community and include such expenditures as carpet, flooring

42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

and appliances. Capitalized non-recurring capital expenditures are costs that are generally incurred in connection with a major project impacting an entire community, such as roof replacement, parking lot resurfacing, exterior painting and siding replacement. Capitalized value-enhancing capital expenditures are costs for which an incremental value is expected to be achieved from increasing the NOI potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales cap rate for items such as replacement of wood siding with a masonry-based hardi-board product, amenity upgrades and additions, installation of security gates and additions of covered parking. Recurring value retention and non-recurring and/or value-enhancing capital expenditures do not include costs incurred in connection with a major renovation of an apartment community. Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred.

Depreciation and Asset Impairment Evaluation

Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Depreciation is computed on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and improvements and 5 years for furniture, fixtures and equipment. Depreciation for communities that we develop and construct is recorded as the related construction becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually increase the amount of depreciation expense recorded as construction is being completed. As required by GAAP, we evaluate our real estate assets to determine if there has been any impairment in their carrying value and record impairment losses if there are indicators of impairment and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  No such impairment losses have been recognized to date.

Purchase Price Allocation for Apartment Community Acquisitions

In connection with the acquisition of an apartment community, we perform a valuation and allocation to each asset and liability acquired in such transaction, based on their estimated fair values at the date of acquisition. The valuation of assets acquired subsequent to July 1, 2001, the effective date of SFAS No. 141, "Business Combinations," includes both tangible assets and intangible assets. Tangible asset values, consisting of land, buildings and improvements, and furniture, fixtures and equipment, are reflected in real estate assets and depreciated over their estimated useful lives. Intangible asset values, consisting of at-market, in-place leases and resident relationships, are reflected in other assets and amortized over the estimated average remaining lease term of the acquired resident relationships. The estimated average remaining lease term of the acquired resident relationships has ranged from 12 to 29 months for our acquired communities since July 1, 2001. Amounts allocated to intangible assets represented approximately 1% on average of the total purchase price of our apartment community acquisitions since July 1, 2001.

Cash and Cash Equivalents

All investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash

Restricted cash is primarily comprised of residential security deposits, tax escrow funds, repairs and maintenance reserve funds and principal escrow deposits for tax-exempt bonds. In certain situations, we have deposited sales proceeds into escrow accounts to fund development and acquisition activities.

Deferred Financing Costs and Amortization

Deferred financing costs include fees and costs incurred to obtain financing and are capitalized and amortized over the terms of the related notes payable.

Preferred Share Redemptions

When redeeming preferred shares, we recognize the original issuance costs as a charge to earnings in accordance with the July 2003 clarification of EITF Abstracts, Topic No. D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Topic No. D-42 requires that, in arriving at net earnings available to common shareholders in the calculation of earnings per share, the excess of (1) the fair value of the consideration transferred to the holders of preferred shares over (2) the carrying amount of the preferred shares in the balance sheet be subtracted from net earnings. In July 2003, it was clarified that the carrying amount of the preferred shares should be reduced by the issuance costs of the preferred shares, regardless of where in the shareholders' equity section those costs were initially classified upon issuance.

43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Interest Rate Protection Agreements and Derivative Instruments

In the ordinary course of business, we are exposed to interest rate risks. We periodically seek input from third party consultants regarding market interest rate and credit risk in order to evaluate our interest rate exposure. In certain situations, we may utilize derivative financial instruments in the form of rate caps, rate swaps or rate locks to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments and prospective financing transactions. We do not utilize such instruments for trading or speculative purposes. Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged; correlate in notional amount, rate, and term with the balance sheet instrument being hedged and be designated as a hedge at the inception of the derivative contract.  We had no derivative instruments in place during the three years in the period ended December 31, 2004.

Stock Options

At December 31, 2004, we had one stock-based employee compensation plan, which is described more fully in Note 16. Beginning January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively for stock-based employee compensation. Prior option awards will continue to be accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized since all options have been granted with an exercise price equal to the fair value of our common shares on the date of grant. Had compensation cost on option awards through December 31, 2002 been determined using the fair value method consistent with SFAS No. 123, our net income available to common shareholders and earnings per share would have been reduced to the following pro forma amounts:

	2004	2003	2002
Net income available to common shareholders, as reported	$82,892	$49,062	$45,661
Deduct: Total stock-based employee compensation expense determined under fair value based method for all option awards	-	(22)	(283)
Net income available to common shareholders, pro forma	$82,892	$49,040	$45,378
Earnings per share:
Basic - as reported	$2.84	$1.89	$1.85
Basic - pro forma	$2.84	$1.89	$1.84
Diluted - as reported	$2.82	$1.87	$1.85
Diluted - pro forma	$2.82	$1.87	$1.84

To date, options have been granted with an exercise price equal to the fair value of our common shares on the dates the options were granted.  At December 31, 2004, 367 common shares are subject to outstanding options granted to our officers, employees and trustees. These outstanding options have exercise prices ranging from $20.38 to $30.20 and a weighted average remaining contractual life of 3.6 years at December 31, 2004.

A summary of the options activity for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	598	$25.73	893	$25.64	1,196	$25.64
Granted	-	-	-	-	15	30.20
Forfeited	(4)	28.41	(4)	26.31	(23)	26.53
Exercised	(227)	24.45	(291)	25.46	(295)	25.77
Outstanding at end of year	367	$26.50	598	$25.73	893	$25.64
Exercisable at end of year	367	$26.50	598	$25.73	628	$25.10

The weighted average fair value of options granted is $4.29 for 2002. The fair value of each option grant as of the date of grant has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2002: risk-free interest rate of 4.36%; expected life of 4.67 years; dividend yield of 7.98%; and expected volatility of 31%. There were no options granted during 2004 or 2003.

44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Treasury Shares

Our share repurchases under our common equity repurchase program are reflected as treasury shares utilizing the cost method of accounting and are presented as a reduction to shareholders' equity.  As disclosed in Note 16, we have made certain grants of unrestricted and restricted shares with treasury shares.  The value of such share grants issued is recorded to the additional paid-in capital component of shareholders' equity after relieving the treasury shares component of shareholders' equity utilizing the first-in, first-out method of accounting.

Recent Accounting Pronouncements

In January 2003, FIN 46, "Consolidation of Variable Interest Entities," was issued, and was subsequently replaced by FIN 46R in December 2003.   In general, a variable interest entity ("VIE") is an entity that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.  Previously, a company generally had only consolidated another entity in its financial statements if it controlled the entity through voting interests.  FIN 46R changes that by requiring a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or is entitled to receive a majority of the entity's residual returns or both.  The provisions of FIN 46R were effective for the first interim period ending after March 15, 2004.  The adoption of FIN 46R did not result in the consolidation of any previously unconsolidated entities.

In December 2004, SFAS No. 123(R), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. SFAS No. 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and amends SFAS No. 95, "Statement of Cash Flows". Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) will be effective for us in the first interim period beginning after June 15, 2005. We began expensing stock-based employee compensation under the fair value recognition provisions of SFAS No. 123 on a prospective basis beginning January 1, 2003.  Due to our limited use of options as a form of compensation since 1999, we do not expect the adoption of SFAS No. 123(R) to have a significant impact on our financial statements.

In December 2004, SFAS No. 153, "Exchanges of Nonmonetary Assets," was issued. SFAS No. 153 amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions" to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. That exception required that some nonmonetary exchanges be recorded on a carryover basis versus SFAS No. 153, which requires that an entity record a nonmonetary exchange at fair value and recognize any gain or loss if the transaction has commercial substance.  The standard specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. We do not believe that the adoption of SFAS No. 153 will have a significant impact on our financial statements.

5.   DISCONTINUED OPERATIONS

We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 requires, among other things, that the operating results of certain real estate assets which have been sold subsequent to January 1, 2002, or otherwise qualify as held for sale (as defined by SFAS No. 144), be reflected as discontinued operations in the consolidated statements of operations for all periods presented. Under SFAS No. 144, an asset is generally considered to qualify as held for sale when (1) management, having the authority to approve the action, commits to a plan to sell the asset, (2) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated and (3) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year. As of December 31, 2004, we had five wholly-owned real estate assets that were under contract for sale and were classified as held for sale in the accompanying balance sheet. We sold one wholly-owned operating real estate asset during the second quarter of 2005, six wholly-owned operating real estate assets during the first quarter of 2005 (including the five assets classified as held for sale in the accompanying balance sheet at December 31, 2004), nine wholly-owned operating real estate assets during 2004, five wholly-owned operating real estate assets during 2003 and four wholly-owned operating real estate assets during 2002. However, we retained management of two of the assets sold during 2002. Due to our continuing involvement with the operations of the two assets sold for which we retained management, the operating results of these assets are included in continuing operations for all periods presented. The operating results for the 23 remaining wholly-owned assets classified as held for sale or sold for which we did not retain management are reflected as discontinued operations in the accompanying statements of operations for all periods presented. Interest expense has been allocated to the results of the discontinued operations in accordance with EITF No. 87-24. We had no assets that qualified as held for sale as defined by SFAS No. 144 at December 31, 2003.

45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

During 2004, we contributed two apartment communities located in South Florida comprising 411 apartment homes to a joint venture with NYSTRS in which we have a 50% interest. Also during 2004, we admitted NYSTRS as a 49% member in a wholly-owned subsidiary that owns an apartment community located in Washington, D.C. comprising 211 apartment homes. Due to our continuing involvement with the operations of these three communities, the operating results of these assets are included in continuing operations for all periods presented.

Condensed financial information of the results of operations for the real estate assets sold reflected as discontinued operations is as follows:

	Years ended December 31,
	2004	2003	2002
Total property revenues	$34,370	$52,315	$59,760

Property operating and maintenance expense (exclusive of items shown separately below)	15,403	22,784	26,526
Real estate asset depreciation and amortization expense	8,281	11,974	13,243
Interest expense and credit enhancement fees	6,271	9,218	10,698
Amortization of deferred financing costs	239	364	292
Hurricane damage costs	291	-	-
Total expenses	30,485	44,340	50,759

Operating income from discontinued operations	3,885	7,975	9,001
Minority interest of common unitholders in Operating Partnership	(493)	(1,409)	(1,770)
Operating income from discontinued operations, net of minority interest	3,392	6,566	7,231

Gain on sale of discontinued operations	71,183	37,693	9,829
Minority interest of common unitholders in Operating Partnership	(8,912)	(5,995)	(1,910)
Gain on sale of discontinued operations, net of minority interest	62,271	31,698	7,919

Debt extinguishment costs associated with the sale of real estate assets	(1,623)	-	-
Minority interest of common unitholders in Operating Partnership	204	-	-
Debt extinguishment costs associated with the sale of real estate assets, net of minority interest	(1,419)	-	-

Income from discontinued operations, net of minority interest	$64,244	$38,264	$15,150

Summary:
Income from discontinued operations	$73,445	$45,668	$18,830
Minority interest of common unitholders in Operating Partnership	(9,201)	(7,404)	(3,680)
Income from discontinued operations, net of minority interest	$64,244	$38,264	$15,150

6.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

Our interests in the following unconsolidated joint ventures are accounted for using the equity method of accounting. The other investors in these joint ventures are independent third parties.

	Ownership Interest as of December 31,
Joint Venture	2004	2003
Arbors of Harbortown JV ("Harbortown JV")	25.00%	25.00%
Gables Residential Apartment Portfolio JV LLC ("GRAP JV")	60.00%	20.00%
Gables Residential Apartment Portfolio JV Two LLC ("GRAP JV Two")	60.00%	20.00%
GN Apartment Fund LLC ("GN Apartment JV")	50.00%	-
Henry Adams House Apartments LLC ("Henry Adams JV")	51.00%	100.00%
Summerset Village LLC ("Summerset JV" )	50.00%	-
46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Condensed financial information of the unconsolidated joint ventures is as follows:

Balance Sheet Summary:	December 31, 2004
	Harbor-town	GRAP	GRAP Two	GN Apart-ment	Henry Adams	Summer- set	Total	December 31, 2003 Total
Real estate assets	$16,555	$48,496	$32,380	$93,861	$54,595	$137,710	$383,597	$238,975
Less: accumulated depreciation	(5,564)	(9,107)	(2,664)	(13,576)	(1,682)	(59)	(32,652)	(25,968)
Net real estate assets	10,991	39,389	29,716	80,285	52,913	137,651	350,945	213,007
Other assets	3,094	709	1,806	1,644	704	1,092	9,049	9,949
Total assets	$14,085	$40,098	$31,522	$81,929	$53,617	$138,743	$359,994	$222,956
Mortgage debt	$16,350	$28,000	$18,500	$62,780	$35,568	$75,000	$236,198	$160,344
Other liabilities and minority interest	475	423	1,331	1,379	314	459	4,381	5,631
Partners' capital	(2,740)	11,675	11,691	17,770	17,735	63,284	119,415	56,981
Total liabilities and partners' capital	$14,085	$40,098	$31,522	$81,929	$53,617	$138,743	$359,994	$222,956

Our investment in JV	$857	$12,142	$2,480	$19,421	$8,360	$31,642	$74,902	$11,456

Income Statement Summary:	Years Ended December 31,
	2004	2003	2002
Revenues	$26,176	$20,545	$18,313
Property operating and maintenance expense (exclusive of items shown separately below)	12,127	9,475	7,800
Interest expense	7,199	5,515	5,290
Depreciation and amortization expense	7,293	6,322	5,494
Other expense	327	295	313
Hurricane damage costs	123	-	-
Total expenses	27,069	21,607	18,897

Income (loss) before gain on sale and minority interest	(893)	(1,062)	(584)
Gain on sale of real estate assets	1,372	-	-
Minority interest	(9)	-	-
Income (loss) from continuing operations	470	(1,062)	(584)
Income from discontinued operations, including gain on sale	3,963	463	17,033
Net income (loss)	$4,433	$(599)	$16,449

Our equity in income of JV	$1,329	$265	$2,900

Arbors of Harbortown JV

The Arbors of Harbortown JV was formed in May 1990 to develop, own and operate the Arbors of Harbortown community located in Memphis comprising 345 apartment homes.  We have a 25% ownership interest in this venture.  The Arbors of Harbortown apartment community is secured by a $16.4 million tax-exempt bond obligation which bears interest at a low-floater rate.  The credit enhancement for the bond obligation is provided by our venture partner and expires in May 2006.  The maturity date of the underlying bond issue is April 2013.  None of the bond indebtedness is recourse to us.

Gables Residential Apartment Portfolio JV

The GRAP JV was formed in March 1999 to develop, own and operate eight multifamily apartment communities comprising 2,471 apartment homes located in four of our markets.  We serve as the managing member of the venture and have responsibility for all day-to-day operating matters. We also serve as property manager and previously served as developer and general contractor for construction activities.

47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Our economic ownership interest in the venture was 21.4%, 23.75% and 22.0% for the years ended December 31, 2004, 2003 and 2002, respectively.  At December 31, 2001, the GRAP JV owned five communities comprising 1,649 apartment homes.

During 2002, the venture sold two apartment communities located in South Florida comprising 610 apartment homes, an apartment community located in Houston comprising 382 apartment homes and an apartment community located in Dallas comprising 222 apartment homes. Our share of the net proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

In December 2004, we acquired an additional 40% ownership interest in the remaining community owned by the venture from our joint venture partner in return for $9.6 million in cash, thereby increasing our ownership interest in the GRAP JV to 60%. This transaction was part of the December 2004 GRAP JV Two transaction discussed below.

The remaining community owned by the venture located in Atlanta comprising 435 apartment homes is currently secured by a $28.0 million permanent loan that bears interest at a fixed rate of 4.2% and matures in November 2008. None of this indebtedness is recourse to us.

Gables Residential Apartment Portfolio JV Two

The GRAP JV Two was formed in March 2001 to develop, own and operate five multifamily apartment communities comprising 1,153 apartment homes, located in three of our markets.  Since inception, our economic ownership interest in the venture has been 20%.  We serve as the managing member of the venture and have responsibility for all day-to-day operating matters.  We also serve as the property manager, developer and general contractor for construction activities.  The $119 million capital budget for the development of the five communities was funded with equity of $51 million and debt of $68 million.  The equity component was funded 80% by our venture partner and 20% by us.  Our portion of the equity was funded through contributions of cash and property.  As of December 31, 2004, we had funded our total equity commitment of $10 million to the joint venture.

In March 2004, we sold our 20% ownership interest in an apartment community located in Houston comprising 186 apartment homes to our joint venture partner. In December 2004, the venture sold an apartment community located in Tampa comprising 76 apartment homes to a condominium converter upon completion of construction. Our share of the net proceeds from these sale transactions was $2.6 million, resulting in a gain of $0.7 million.

In December 2004, we exchanged our 20% ownership interest in two apartment communities located in Tampa comprising 617 apartment homes with our joint venture partner in return for $3.9 million in cash and an additional 40% ownership interest in the remaining community owned by the venture, thereby increasing our ownership interest in the GRAP JV Two to 60%.

The remaining community owned by the venture located in Atlanta comprising 274 apartment homes is currently secured by a $18.5 million permanent loan that bears interest at a fixed rate of 4.25% and matures in November 2008. None of this indebtedness is recourse to us.

NYSTRS Joint Ventures

The GN Apartment Fund LLC was formed in June 2004. In connection with the formation transactions, we contributed 100% of our ownership interest in two communities in South Florida comprising 411 apartment homes with an agreed upon fair value of $51.1 million, subject to $30.7 million of indebtedness, and $7.2 million in cash in return for a 50% ownership interest in the venture. Our venture partner, NYSTRS, as advised by JP Morgan Fleming Asset Management, contributed 98% of its ownership interest in two communities in the Inland Empire comprising 532 apartment homes with an agreed upon fair value of $66.1 million, subject to $31.4 million of indebtedness, and other net liabilities of $0.6 million, in return for its 50% ownership interest in the venture and $6.5 million in cash. Our initial investment in this joint venture is equal to the net book value of the assets and liabilities we contributed to the venture.

In October 2004, we entered into another joint venture arrangement with NYSTRS whereby we admitted NYSTRS as a 49% member in our wholly-owned subsidiary, Henry Adams House Apartments LLC, which owns one community in Washington, D.C. comprising 211 apartment homes. In connection with this transaction, the community owned by Henry Adams House Apartments LLC was deemed to have a fair value of $54.7 million, subject to $35.6 million of indebtedness. In return for its 49% member interest, NYSTRS contributed $9.7 million in cash, including $0.3 million related to its share of due diligence costs, which was subsequently disbursed to us. This transaction was contemplated as part of the original June 2004 GN Apartment Fund LLC formation transactions.

48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

The Summerset Village LLC was formed in December 2004. Our ownership interest in this venture is 50%. In connection with the formation transaction, we and NYSTRS each contributed $31.6 million in cash in order to acquire an apartment community located in San Diego comprising 752 apartment homes for a purchase price of $138.2 million. This community is subject to $75.0 million of indebtedness.

We serve as the managing member of each of the ventures and have responsibility for all day-to-day operating matters. We also serve as property manager for each of the communities owned by the ventures.  The two communities in which the GN Apartment Fund LLC has a 100% interest are secured by two permanent loans totaling $30.7 million which mature in July 2009 and bear interest at a fixed rate of 4.12%.   The two communities in which the GN Apartment Fund LLC has a 98% interest are secured by two permanent loans totaling $32.1 million which mature in June 2038 and bear interest at a fixed rate of 6.07%.   The GN Apartment Fund LLC's proportionate share of the two permanent loans encumbering the two communities in which it has a 98% interest is $31.4 million.  The community owned by the Henry Adams House Apartments LLC is secured by a $35.6 million permanent loan which matures in October 2035 and bears interest at a fixed rate of 5.05%. The community owned by the Summerset Village LLC is secured by a $75.0 million permanent loan which matures in January 2012 and bears interest at a fixed rate of 4.735%. None of the indebtedness associated with these loans is recourse to us.

In connection with these transactions, we have discussed making future investments with NYSTRS through the formation of additional joint ventures whereby the ventures, on a collective basis, intend to own, operate, acquire and develop up to $800 million of multifamily apartment communities located primarily in the San Diego, Inland Empire and Washington, D.C. markets. We have granted NYSTRS a three-year right-of-first-opportunity for investment opportunities in San Diego and Washington, D.C. that exceed $50 million and those that exceed $35 million in the Inland Empire. As of December 31, 2004, approximately $310 million of the $800 million target has been invested.

CMS Tennessee Multifamily JV

In December 2000, we sold substantially all of our interests in three apartment communities located in Nashville and Memphis, comprising 1,118 apartment homes, to the CMS Tennessee Multifamily JV which was created to own and operate these apartment communities.  In August 2004, we sold our 8.26% ownership interest in the CMS Tennessee Multifamily JV. The net proceeds from this sale were $1.1 million, resulting in a gain of $1.7 million.

Related-Party Transactions and Relevant Accounting Policies

Management fees for services provided to these unconsolidated joint ventures totaled $1,209, $1,056 and $1,090 for the years ended December 31, 2004, 2003 and 2002, respectively.

During the three years in the period ended December 31, 2004, we provided development and construction services to the GRAP JV and the GRAP JV Two in return for development and construction fees.  We calculate our net development profit associated with these services based on the fees contractually owed to us by the venture and the amount of direct internal overhead associated with the provision of such services that will be charged against those fees.  We then recognize into income 80% of the net development profit when earned using the percentage of completion method.  The remaining 20% associated with our minority ownership interest in the venture is eliminated and classified as a reduction to our investment in joint venture account.  As general contractor, we are responsible for funding any construction cost overruns.  As general contractor and venture partner, we are entitled to an incentive fee on any construction cost savings.  During 2004, we recognized $179 in estimated cost overruns. During 2003, we recognized $506 in incentive fees. Development and construction fees from unconsolidated joint ventures, inclusive of cost overruns and incentive fees, of $236, $1,246 and $1,577 for the years ended December 31, 2004, 2003 and 2002, respectively, were recognized in ancillary services revenues in the accompanying statements of operations.

We generated a gain of $3.5 million in connection with our contribution of land to the GRAP JV Two.  We recognized 80% or $2.8 million of the gain into income when earned using the percentage of completion method.  The $0.7 million in eliminated gain associated with our minority ownership interest in the venture has been classified as a reduction to our investment in joint venture account.  During the year ended December 31, 2002, we recognized the final $1.2 million of the $2.8 million gain.  There was no gain or loss in connection with the contribution of operating real estate assets to the GN Apartment Fund LLC and the admission of NYSTRS as a 49% member in the Henry Adams House Apartments LLC.

We record our share of income from unconsolidated joint ventures based on our economic ownership interest therein, after making any necessary adjustments to conform to our accounting policies.

49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Our investment in joint venture is generally based on the fair value of our cash and real estate contributions thereto. However, given the nature of the formation transactions of the GN Apartment Fund LLC which involved the exchange of nonmonetary assets, our initial investment in this venture is equal to the net book value of the assets and liabilities we contributed to the venture. Our investment in joint ventures includes capitalized interest on our investment account during the construction period of the underlying real estate assets.  Eliminations of any development and construction fees and gains, as applicable, associated with our minority ownership interest in the joint ventures are classified as a reduction to our investment in joint ventures.

7.  NOTES PAYABLE

Notes payable consist of the following:

	December 31,
	2004	2003
Unsecured senior notes payable	$470,000	$470,000
Secured conventional fixed-rate notes payable	216,595	117,501
Unsecured variable-rate credit facilities	115,345	115,195
Secured tax-exempt variable-rate notes payable	75,305	170,955
Unsecured tax-exempt variable-rate notes payable	48,365	-
Unsecured conventional fixed-rate notes payable	28,360	30,682
Secured variable-rate construction loans	28,565	29,852
Secured tax-exempt fixed-rate notes payable	-	20,550
Unsecured tax-exempt fixed-rate notes payable	-	48,365
Total notes payable	$982,535	$1,003,100

Unsecured Senior Notes Payable

In March 1998, we issued $100,000 of senior unsecured notes which bear interest at 6.80%, were priced to yield 6.84% and mature in March 2005. In February 2001, we issued $150,000 of senior unsecured notes which bear interest at 7.25%, were priced to yield 7.29% and mature in February 2006.  In July 2002, we issued $180,000 of senior unsecured notes which bear interest at 5.75%, were priced to yield 5.81% and mature in July 2007.  In September 2002, we issued $40,000 of senior unsecured notes in two series in a private placement to an institutional investor: $30,000 of notes which bear interest at 5.86% and mature in September 2009 and $10,000 of notes which bear interest at 6.10% and mature in September 2010. (Note 3)

Secured Conventional Fixed-Rate Notes Payable

At December 31, 2004 and 2003, the fixed-rate notes payable were comprised of ten and seven loans, respectively, collateralized by 15 and ten apartment communities included in real estate assets, respectively. In September 2004, we entered into a $100,000 secured debt arrangement comprised of three loans which bear interest at 4.37% and mature in October 2009. The net proceeds of $99,081 were used to pay down outstanding borrowings under our interim financing vehicles. There are no principal amortization payment requirements and the loans are secured by five wholly-owned assets. In November 2003, we repaid two fixed-rate notes payable with a scheduled maturity date of January 2004 totaling $18,672 that were collateralized by two apartment communities and bore interest at 7.13%. There were no prepayment penalties associated with this repayment. At December 31, 2004, the interest rates on these notes payable ranged from 4.37% to 8.77% (weighted average of 6.23%) and the maturity dates ranged from December 2005 to February 2011.  Principal amortization payments are required for five of the ten loans based on amortization schedules ranging from 27 to 30 years.

$300 Million Credit Facility

We have an unsecured revolving credit facility with a committed capacity of $300 million provided by a syndicate of banks that has a maturity date of May 2005. This facility was modified in February 2003 and December 2003 to, among other things, increase the committed capacity under the facility from $225 million to $252 million and from $252 million to $300 million, respectively. Syndicated borrowings under this facility currently bear interest at our option of LIBOR plus 0.95% or prime minus 0.25%. Fees for letters of credit issued under this facility are equal to the spread over LIBOR for syndicated borrowings. In addition, we pay a facility fee currently equal to 0.20% of the $300 million committed capacity. The spread over LIBOR for syndicated borrowings and the facility fee may be adjusted up or down based on changes in our senior unsecured credit ratings and our leverage ratios. There are five stated pricing levels for (1) the spread over LIBOR for syndicated borrowings ranging from 0.70% to 1.25% and (2) the facility fee ranging from 0.15% to 0.30%. A competitive bid option is available for borrowings up to 50% of the $300 million committed capacity, or $150 million. This option allows participating banks to bid to provide us loans at a rate that is lower than the stated rate for syndicated borrowings. At December 31, 2004, we had outstanding under the facility (1) $96,060 in borrowings outstanding under the competitive bid option at an average interest rate of 2.86% and (2) $20,068 of letters of credit, including $19,090 of letters of credit enhancing two tax-exempt variable rate notes payable

50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

totaling $18,780. Thus, we had $183,872 of availability under the facility at December 31, 2004. At December 31, 2003, we had outstanding under the facility (1) $101,000 in borrowings outstanding under the competitive bid option at an average interest rate of 1.62% and (2) $47,599 of letters of credit, including $45,820 of letters of credit enhancing four tax-exempt variable rate notes payable totaling $44,930. We expect to renew and/or renegotiate the facility prior to the May 2005 maturity date, however there can be no assurance that such renewal and/or renegotiation will occur.

$37.5 Million Borrowing Facility

We have a $37.5 million unsecured borrowing facility with a bank that has a maturity date of May 2005.   The interest rate and maturity date related to each advance under this facility is agreed to by both parties prior to each advance. At December 31, 2004 and 2003, we had $17,035 and $12,554 in borrowings outstanding under this facility at interest rates of 2.90% and 1.60%, respectively. We do not expect to renew this facility.

$10 Million Credit Facility

We have a $10 million unsecured revolving credit facility with a bank that has a maturity date of May 2005. Borrowings under this facility bear interest at the same scheduled interest rates for syndicated borrowings as the $300 million credit facility described above. At December 31, 2004 and 2003, we had $2,250 and $1,641 in borrowings outstanding under this facility at interest rates of 3.42% and 2.02%, respectively. In February 2005, this facility was increased to $20 million. We expect to renew this facility prior to the May 2005 maturity date.

Secured Tax-Exempt Variable-Rate Notes Payable Totaling $18,780 at December 31, 2004 and $44,930 at December 31, 2003

At December 31, 2004 and 2003, we had two and four loans securing tax-exempt bonds totaling $18,780 and $44,930, respectively, each of which were collateralized by an apartment community included in real estate assets. These bonds bear interest at variable rates of interest that are adjusted weekly based upon a negotiated rate. The interest rates in effect at December 31, 2004 and 2003 were 1.99% and 1.25%, respectively.  Effective interest rates were 1.23%, 1.05% and 1.40% for the years ended December 31, 2004, 2003 and 2002, respectively.  The bonds were enhanced by letters of credit issued under our $300 million credit facility. In December 2004, we sold two of the secured apartment communities. In connection with the sale transaction, the buyer assumed two loans totaling $26,150 and $26,730 of related letters of credit were retired. One of the underlying bond issues matures August 2024 and the other matures in December 2025.

Secured Tax-Exempt Variable-Rate Notes Payable Totaling $56,525 at December 31, 2004 and $126,025 at December 31, 2003

At December 31, 2004 and 2003, we had three and seven bond issues totaling $56,525 and $126,025, respectively, that were assumed in connection with the South Florida acquisition. These bonds bear interest at variable rates of interest that are adjusted weekly based upon a negotiated rate. The interest rates in effect at December 31, 2004 and 2003 averaged 2.04% and 1.23%, respectively.   Effective interest rates averaged 1.21%, 1.08% and 1.42% for the years ended December 31, 2004, 2003 and 2002, respectively.   During 2004, we sold four of the secured apartment communities. In connection with the sale transactions, one of the buyers assumed two loans totaling $41,500 and we repaid two loans totaling $28,000. The outstanding bond issues are enhanced by letters of credit provided by a letter of credit facility entered into on April 1, 1998 (the "South Florida Enhancement Facility").  The fee for the letters of credit under this facility is 1.0% per annum. The facility has an initial term of ten years with three five-year extension options and is collateralized by (1) each apartment community induced for tax-exempt financing for which a letter of credit is issued and outstanding and (2) two additional communities. The maturity dates of the three remaining underlying bond issues range from December 2005 to September 2008.

Unsecured Tax-Exempt Notes Payable

At December 31, 2003, the unsecured tax-exempt fixed-rate indebtedness was comprised of three bond issues with an aggregate principal balance of $48,365 that bore interest at 4.75% and matured in July 2004. In July 2004, we remarketed the bonds under an unsecured tax-exempt variable-rate arrangement. At December 31, 2004, the bonds bore interest at a rate of 2.08%. Effective interest rates on the bonds averaged 1.52% for the period from July 1, 2004 through December 31, 2004. The bonds are enhanced by letters of credit issued under an unsecured facility entered into in July 2004 that has an initial maturity of July 2005 and a one-year extension option. The fee for the letters of credit issued under this facility is currently 1.10% per annum.

Unsecured Conventional Fixed-Rate Notes Payable

At December 31, 2004 and 2003, the unsecured conventional fixed-rate indebtedness was comprised of two and three notes payable, respectively. During 2004, we were relieved of one note obligation in connection with the sale of the underlying apartment community. The notes payable have interest rates ranging from 5.25% to 8.62% (weighted average of 8.54%) and maturity dates that range from December 2007 to November 2018. Principal amortization payments are required based on amortization schedules ranging from 20 to 30 years.

51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Secured Variable-Rate Construction Loans

At December 31, 2004, we have committed fundings under six construction-related financing vehicles totaling $53,361 million from a bank relating to two wholly-owned development communities and one wholly-owned stabilized community that completed lease-up in 2004. At December 31, 2004, we had drawn $28,565 under these variable-rate financing vehicles and therefore have $24,796 of remaining capacity. Borrowings under these vehicles bear interest at a weighted average rate of 4.19% at December 31, 2004. During 2004, we repaid two construction-related financing vehicles secured by one wholly-owned development community totaling $21,481. At December 31, 2003, we had $29,852 outstanding under construction-related financing vehicles at a weighted average interest rate of 3.10%.

Secured Tax-Exempt Fixed-Rate Notes Payable

At December 31, 2003, the secured tax-exempt fixed-rate indebtedness was comprised of two loans. The first loan, with an outstanding principal balance of $10,725 as of December 31, 2003, represented a tax-exempt bond financing secured by one apartment community. The bond issue was credit enhanced for an annual fee of 0.60% and bore interest at a rate of 7.03%. Monthly escrow payments were required each year based on the annual principal payment due to the bondholders. This loan was defeased in connection with the sale of the underlying apartment community in May 2004. The second loan represented a tax-exempt bond issue for $9,825 assumed in connection with the South Florida acquisition that bore interest at a rate of 4.65% and was enhanced by the South Florida Enhancement Facility described above. The bonds were repaid on the February 2004 maturity date.

 Maturities

The aggregate maturities of our notes payable at December 31, 2004 is as follows:

2005	$ 252,369
2006	281,451
2007	207,778
2008	21,672
2009	192,114
2010 and thereafter	27,151
Total	$982,535

Outstanding indebtedness for each tax-exempt bond issue is reflected in the preceding table using the earlier of the related bond maturity date or the bond enhancement facility maturity date (assuming the exercise of unconditional extension options), as applicable.

Restrictive Covenants

Our secured and unsecured debt agreements generally contain representations, financial and other covenants and events of default typical for each specific type of facility or borrowing.

The indentures under which our publicly traded and other unsecured fixed-rate debt securities have been issued, and the terms of our $100 million secured debt arrangement, contain the following limitations on the incurrence of indebtedness: (1) a maximum leverage ratio of 60% of total assets; (2) a minimum debt service coverage ratio of 1.50:1; (3) a maximum secured debt ratio of 40% of total assets; and (4) a minimum amount of unencumbered assets of 150% of total unsecured debt. Our indentures also include other affirmative and restrictive covenants.

Our ability to borrow under our unsecured credit facilities and secured construction loans is subject to our compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants currently impacting our leverage are: (1) our total debt may not exceed 60% of our total assets; (2) our annualized interest coverage ratio may not be less than 2.0:1; (3) our annualized fixed charge coverage ratio may not be less than 1.75:1; (4) our total secured debt may not exceed 35% of our total assets, and the recourse portion of our secured debt may not exceed 10% of our total assets; (5) our unencumbered assets may not be less than 167% of our total unsecured debt; (6) our tangible net worth may not be less than $749.8 million; and (7) our floating rate debt may not exceed 30% of our total assets. Such financing vehicles also restrict the amount of capital we can invest in specific categories of assets, such as unimproved land, properties under construction, non-multifamily properties, debt or equity securities, and unconsolidated affiliates.

52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

In addition, we have a covenant under our unsecured credit facilities and secured construction loans that restricts the ability of the Operating Partnership to make distributions in excess of stated amounts, which in turn restricts our ability to declare and pay dividends. The covenant currently provides that, during any twelve-month period, the Operating Partnership may only distribute up to the sum of (a) 100% of its consolidated income available for distribution, as defined in the agreement, and (b) for the period from and after July 1, 2004 through the agreement termination date, the aggregate sum of $5 million. This provision contains an exception to this limitation to allow the Operating Partnership to make any distributions necessary to (1) allow us to maintain our status as a REIT or (2) distribute 100% of our taxable income at the REIT level. We do not anticipate that this provision will adversely affect the ability of the Operating Partnership to make distributions sufficient for us to pay dividends under our current dividend policy.

Our credit facilities, construction loans and indentures are cross-defaulted and also contain cross default provisions with other of our material indebtedness. We were in compliance with covenants and other restrictions included in our debt agreements as of December 31, 2004. The indentures and the $300 million credit facility agreement containing the financial covenants discussed above, as well as the other material terms of our indebtedness, including definitions of the many terms used in and the calculations required by financial covenants, have been filed with the Securities and Exchange Commission as exhibits to our periodic or other reports.

Our tax-exempt bonds contain customary covenants for this type of financing which require a specified percentage of the apartments in the bond-financed communities to be rented to individuals based upon income levels specified by U.S. government programs.

Pledged Assets

The aggregate net book value at December 31, 2004 of real estate assets pledged as collateral for indebtedness was $438,876.

8.  COMMITMENTS AND CONTINGENCIES

Development and Construction Commitments

We currently have ten communities under development that are expected to comprise 2,215 apartment homes upon completion. The estimated costs to complete the development of these assets total $233 million at December 31, 2004, including $2 million of costs pertaining to the single-family lot development adjacent to our Gables Montecito development community.  These costs are expected to be initially funded by $24 million in construction loan proceeds and $209 million in borrowings under our credit facilities.

At December 31, 2004, we owned a parcel of land on which we intend to develop an apartment community that we currently expect will comprise 362 apartment homes upon completion. We also had rights to acquire additional parcels of land, either through options or long-term conditional contracts, on which we believe we could develop ten communities that we currently expect would comprise an estimated 2,387 apartment homes upon completion. Total preliminary budgeted costs for the development of the 2,749 apartment homes are currently estimated to be approximately $450 million. Any future development is subject to obtaining permits and other governmental approvals, as well as our ongoing business review, and may not be undertaken or completed.

We have letter of credit and performance obligations of approximately $8.7 million related to our wholly-owned development and construction activities.  As the related development and construction activities are completed, such obligations will be reduced accordingly.

We are currently serving as general contractor for the construction and/or renovation of five apartment communities for third parties under "cost plus a fee" contracts with guaranteed maximum prices on the costs of construction of approximately $50 million in aggregate.  The construction of these assets was 45% complete in aggregate at December 31, 2004.  Under these contracts, we are obligated to fund any construction cost overruns that are not recovered through a change order.  In addition, we are entitled to a share of the savings generated under these contracts, if any, in the form of an incentive fee.  Because our clients are obligated to fund the costs that are incurred on their behalf pursuant to the related contract, we net the reimbursement of these costs against the billings for such costs.

Operating Leases

We are party to two long-term ground leases relating to two apartment communities in Austin with initial terms expiring in 2044 and 2065. We have paid the ground lease rent in full for these leases through the initial term. The prepaid lease payments, net of accumulated amortization, are included in other assets, net in the accompanying balance sheets. We are party to long-term ground leases for an apartment community in Atlanta and an apartment community in Austin with initial terms expiring in 2075 and 2069, respectively. In addition, in December 2004, we entered into a ground lease for a development community in Houston with an initial term expiration in 2054. The payments under the Atlanta lease and Houston lease are made on a monthly basis. The payments under the Austin lease are made on a quarterly basis. We are also party to operating leases for office space with various terms. Rent incurred under these operating leases was $2,287, $2,092 and $1,833 for the years ended December 31, 2004, 2003 and 2002, respectively.

53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Future minimum lease payments under these operating leases at December 31, 2004 are as follows:

2005	$ 2,769
2006	3,208
2007	3,007
2008	2,655
2009	1,990
2010 and thereafter	76,328
Total	$89,957

IGPM Acquisition

In May 2004, we acquired IGPM, a property management company that managed 2,141 apartment homes in 17 multifamily apartment communities at the time of acquisition. The purchase price of approximately $2.2 million, inclusive of related commissions, is structured to be paid in three installments based on retention of the management contracts in place upon acquisition. The purchase price may increase if certain additional management contracts are obtained. As of December 31, 2004, we had funded $1.5 million of the $2.2 million purchase price. The second and third installments are expected to be paid in the second quarters of 2005 and 2006, respectively.

Contingencies

We have been named as a party in a class action lawsuit filed in the Florida State Circuit Court alleging that fees charged when residents terminate their leases prior to the end of term or terminate without sufficient notice are not in compliance with state law. We have appealed the Court's December 2004 Order certifying the class and are defending vigorously our position in this case. No trial date has been set. Due to the uncertainty of many critical factual and legal issues, it is not possible to determine or predict the outcome of this case. Discovery is in progress with respect to many matters including, but not limited to, the number of residents who were charged allegedly improper fees, the amount of fees that were actually collected, and reductions in actual damages due to unpaid rent that accrued until the residents' premises were leased to a new resident. In the event of an adverse ruling, we would be liable for actual damages awarded to class participants, plus plaintiffs' attorneys' fees, and litigation and class administration costs. In addition, in the event of an adverse ruling, we may be liable for statutory damages if and to the extent awarded by the court. Using available data and based on assumptions as to unsettled factual and legal issues, plaintiffs' counsel estimated the amount of actual damages for contested fees paid by all former residents eligible to be included in the class at approximately $3 million. Only eligible class members who elect to make a claim and are able to substantiate it should collect damages. While no assurances can be given, we do not believe that this lawsuit, if adversely determined, will have a material adverse effect on our financial condition or results of operations. Legal defense costs are being expensed as they are incurred.

The entities comprising Gables are subject to various legal proceedings and claims that arise in the ordinary course of business.  We believe that these matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our financial condition or results of operations.

9.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosure about the estimated fair value of financial instruments is based on pertinent information available to us as of December 31, 2004 and 2003.   Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and current estimates of fair value may differ significantly from the amounts presented herein.

We estimate that the fair value of our cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and security deposits approximates the carrying value due to the relatively short term nature of these instruments.

Notes payable with an aggregate carrying value of $982,535 and $1,003,100 had an estimated fair value of $1,003,150 and $1,045,247 at December 31, 2004 and 2003, respectively. The estimated fair value of our notes payable is based on a discounted cash flow analysis using current borrowing rates for notes payable with similar terms and remaining maturities. Such fair value is subject to changes in interest rates. Generally, the fair value will increase as interest rates fall and decrease as interest rates rise.

10.  EARNINGS PER SHARE

Basic earnings per share are computed based on net income available to common shareholders and the weighted average number of common shares outstanding. Diluted earnings per share reflect the assumed issuance of common shares under our incentive plan and upon conversion of common units. The numerator and denominator used for both basic and diluted earnings per share computations are as follows:

54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

	Years Ended December 31,
Basic and diluted income available to common shareholders (numerator):	2004	2003	2002
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption) - basic	$18,648	$10,798	$30,511
Minority interest of common unitholders in Operating Partnership attributable to continuing operations	2,700	2,286	7,397
Income from continuing operations (net of preferred dividends and original issuance costs associated with preferred redemption) - diluted	$21,348	$13,084	$37,908

Income from discontinued operations, net of minority interest - basic	$64,244	$38,264	$15,150
Minority interest of common unitholders in Operating Partnership attributable to discontinued operations	9,201	7,404	3,680
Income from discontinued operations - diluted	$73,445	$45,668	$18,830

Net income available to common shareholders - basic	$82,892	$49,062	$45,661
Minority interest of common unitholders in Operating Partnership	11,901	9,690	11,077
Net income available to common shareholders - diluted	$94,793	$58,752	$56,738

Common shares (denominator):
Average shares outstanding - basic	29,219	25,920	24,618
Incremental shares from assumed conversions of:
Outstanding common units	4,230	5,426	5,953
Stock options	95	96	106
Other	15	10	7
Average shares outstanding - diluted	33,559	31,452	30,684

Options to purchase 578 shares were outstanding at December 31, 2002, but were not included in the computation of diluted earnings per share because the effect was anti-dilutive.  There were no anti-dilutive options outstanding at December 31, 2004 and 2003.

11.  PROFIT SHARING PLAN

Eligible employees may participate in a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer a portion of their salary on a pre-tax basis. We also make discretionary matching contributions currently equal to 50% of an employee's first 4% salary deferral contribution. Expenses under this plan for each of the three years in the period ended December 31, 2004 were not material.

During January 1996, we added the Gables Residential Trust Stock Fund as an investment option under the plan. The fund is comprised of our common shares. In connection with the addition of this fund to the plan, 100 common shares were registered for issuance under the plan. The plan trustee will purchase our common shares for the fund at the direction of the plan investment committee, either on the open market or directly from us.

12. UNUSUAL ITEMS

Unusual items of $1,209 in 2004 represent estimated costs to address landscaping and minor structural damage sustained at some of our Florida and Georgia apartment communities in connection with Hurricane Frances and Hurricane Jeanne.

Unusual items of $1,687 in 2002 represent the write-off of unamortized deferred financing costs of $236 and a prepayment penalty of $1,451 associated with the early retirement of $48,365 of secured tax-exempt bond indebtedness. These bonds had an interest rate of 6.375% which we were able to re-issue on an unsecured basis at a rate of 4.75%, resulting in a positive net present value.

55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

13.  RELATED-PARTY TRANSACTIONS

Transactions with our unconsolidated joint ventures are disclosed in Note 6.

14.  SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our senior management group.

We own, operate and develop multifamily apartment communities in major markets located in Texas, Georgia, Florida, San Diego/Inland Empire, CA, Washington, D.C. and Tennessee.  Such apartment communities generate rental revenue and other income through the leasing of apartment homes to a diverse base of residents.  The operating performance of each of our communities is affected by the supply and demand dynamics within the immediate submarket or neighborhood of the major market that each community is located in.  We evaluate the performance of each of our apartment communities on an individual basis. However, because each of our apartment communities has similar economic characteristics, residents, and products and services, our apartment communities have been aggregated into one reportable segment. This segment comprises 93%, 91% and 91% of our total revenues for the years ended December 31, 2004, 2003 and 2002, respectively.

The primary financial measure for our reportable business segment is net operating income (NOI), which represents total property revenues less property operating and maintenance expenses. Property operating and maintenance expenses represent direct property operating and maintenance expenses as reflected in our accompanying statements of operations and exclude certain expenses included in the determination of net income such as property management and other indirect operating expenses, hurricane damage costs, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property's results of operations. NOI is also used by industry analysts and investors to measure operating performance of our apartment communities. Current year NOI is compared to prior year NOI and current year budgeted NOI as a measure of financial performance. The NOI yield or return on total capitalized costs is an additional measure of financial performance. NOI from our wholly-owned apartment communities included in continuing operations is as follows:

	Years Ended December 31,
	2004	2003	2002
Total property revenues	$198,798	$182,818	$171,797
Less: Property operating and maintenance expenses	(72,984)	(66,107)	(59,967)
Net operating income (NOI)	$125,814	$116,711	$111,830

Below is a reconciliation of NOI to income from continuing operations before equity in income of joint ventures, gain on sale and minority interest (this caption in the accompanying statements of operations is the most directly comparable GAAP measure to NOI).

	Years Ended December 31,
	2004	2003	2002
Net operating income (NOI)	$125,814	$116,711	$111,830

Less other expenses:
Real estate asset depreciation and amortization	(47,334)	(40,544)	(34,656)
Property management (owned and third party)	(17,913)	(15,169)	(12,897)
Ancillary services	(3,889)	(4,255)	(5,236)
Interest expense and credit enhancement fees	(39,759)	(36,726)	(33,773)
Amortization of deferred financing costs	(1,783)	(1,467)	(1,044)
General and administrative	(11,064)	(8,800)	(7,377)
Corporate asset depreciation and amortization	(2,960)	(2,046)	(1,722)
Unusual items	(1,209)	-	(1,687)
Total other expenses	(125,911)	(109,007)	(98,392)

Add other revenues:
Property management revenues	8,716	8,495	7,309
Ancillary services revenues	4,897	7,282	8,317
Interest income	179	173	378
Other revenues	1,367	1,168	700
Total other revenues	15,159	17,118	16,704

Income from continuing operations before equity in income of joint ventures, gain on sale and minority interest	$15,062	$24,822	$30,142

56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

All other measurements for our reportable business segment are disclosed in our consolidated financial statements.

We also provide management, development and construction, corporate apartment home and brokerage services to third parties and unconsolidated joint ventures. These operations, on an individual and aggregate basis, do not meet the quantitative thresholds for segment reporting.

15.  INCOME TAXES

Gables Residential Trust

Gables Residential Trust has elected to be taxed as a REIT under the Internal Revenue Code.  To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our annual ordinary taxable income at the REIT level to shareholders.  It is our current intention to adhere to these requirements and maintain our REIT status.  As a REIT, we generally will not be subject to federal income tax on distributed taxable income.  Even if we qualify as a REIT, we may be subject to certain state and local taxes on our income and real estate assets, and to federal income and excise taxes on our undistributed taxable income.  No provision for federal income taxes has been made for Gables Residential Trust in the accompanying consolidated financial statements because Gables Residential Trust made distributions in excess of its taxable income in each of the three years in the period ended December 31, 2004.

Reconciliation of Net Income to Taxable Income

Taxable income differs from net income reported for financial reporting purposes due to differences in the estimated useful lives and methods used to compute depreciation and the carrying value (basis) of the investment in real estate assets, among other things.  Taxable gain on real estate sales can also differ from gain reported for financial reporting purposes due to the use of like-kind exchanges that result in deferral of all or a portion of the gain for tax purposes.

As discussed in Note 1, the REIT conducts substantially all of its operations through the Operating Partnership.  For income tax reporting purposes, the REIT receives an allocable share of the Operating Partnership's ordinary income and capital gains based on its weighted average ownership interest therein adjusted for certain specially allocated items.  In addition, taxable income of the Operating Partnership excludes taxable income or loss of Gables Residential Services. The REIT's allocable share of the Operating Partnership's taxable income for the years ended December 31, 2004, 2003 and 2002 is detailed below:

	2004 (estimate)	2003 (actual)	2002 (actual)
REIT share of Operating Partnership taxable ordinary income (subject to REIT dividend requirement)	$27,103	$28,203	$24,391
REIT share of Operating Partnership taxable capital gains	34,103	9,487	22,883
REIT total taxable income	$61,206	$37,690	$47,274
Cash dividends paid, including preferred	$79,247	$69,620	$65,605

Income Tax Characterization of Dividends Paid to Common Shareholders

The income tax characterization of dividends paid to common shareholders is based on the calculation of taxable earnings and profits, as defined in the Internal Revenue Code.  Taxable earnings and profits differ from taxable income due primarily to differences in the estimated useful lives and methods used to compute depreciation and in the recognition of gain on sale of real estate assets.  For income tax purposes, dividends paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof.  Dividends paid per common share were taxable as follows:

57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

	Years Ended December 31,
	2004		2003		2002
	$	%	$	%	$	%
Ordinary income	$0.791	32.8%	$0.871	36.1%	$0.868	36.0%
Return of capital	0.620	25.7%	1.243	51.6%	0.716	29.7%
Capital gains	0.708	29.4%	0.145	6.0%	0.603	25.0%
Unrecaptured Section 1250 gain	0.291	12.1%	0.151	6.3%	0.223	9.3%
Total	$2.410	100.0%	$2.410	100.0%	$2.410	100.0%

Gables Residential Services

We utilize Gables Residential Services, a taxable REIT subsidiary, to engage in activities that REITs may be prohibited from performing, including the provision of management and other services to third parties and the conduct of certain nonqualifying real estate transactions. Taxable REIT subsidiaries are subject to federal, state and local income taxes.

As of December 31, 2003, Gables Residential Services had a net operating loss carryforward for federal income tax purposes of $11,089 and an interest deduction carryforward of $2,666. Deferred tax assets like these are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors. As of December 31, 2003, management believed that it was more likely than not that the deferred tax assets would not be realized and thus a valuation allowance was established for the full amount of the net operating loss and interest deduction carryfowards.

In September 2004, Gables Residential Services acquired and sold a parcel of land in Arlington, Virginia generating a $12,799 gain for income tax purposes. In connection therewith, a tax provision of $900 was recorded representing $225 of estimated federal alternative minimum tax and $675 of estimated Virginia state income tax.

As of December 31, 2004, Gables Residential Services has an estimated net operating loss carryforward for federal income tax purposes of $7,663 which will expire from 2018 to 2023 and has no interest deduction carryforward. Based on projections of future activities of Gables Residential Services, management believes that it is more likely than not that the deferred tax assets will not be realized and thus a valuation allowance has been established for the full amount of the net operating loss carryforward and the provision for the alternative minimum tax.

The estimated remaining tax attributes of Gables Residential Services are immaterial to the accompanying consolidated financial statements.

16.  2004 EQUITY INCENTIVE PLAN, 1994 SHARE OPTION AND INCENTIVE PLAN AND OTHER SHARE GRANTS

In May 2004, we adopted the 2004 Equity Incentive Plan (the "2004 Plan") to replace the 1994 Share Option and Incentive Plan (the "1994 Plan"). Both plans were adopted to provide incentives to officers, employees and non-employee trustees. Both plans provide for the grant of options to purchase a specified number of common shares and the grant of restricted or unrestricted common shares among other things.  The total number of shares reserved for issuance under the 2004 Plan is 1,250, subject to certain adjustments. At December 31, 2004, the number of shares reserved for issuance was 1,303, which includes 53 shares that were remaining for issuance under the 1994 Plan at the time the 2004 Plan was adopted. See Note 4 for a discussion of stock options issued under the 1994 Plan.

We have made the following grants of unrestricted shares and restricted shares:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

Grant Date	Unrestricted Shares Granted	Restricted Shares Granted	Total	Per Share Grant Value	General Vesting Period for Restricted Shares

2-97	23	46	69	$25.8750	Two equal annual installments, beginning 1-1-98
2-98	13	40	53	26.6875	Three equal annual installments, beginning 1-1-99
4-98	3	9	12	27.0625	Three equal annual installments, beginning 4-1-99
2-99	11	34	45	23.2500	Three equal annual installments, beginning 1-1-00
2-99	5	9	14	23.2500	Two equal annual installments, beginning 1-1-00
4-99	9	19	28	21.9375	Two equal annual installments, beginning 4-1-00
11-99	2	16	18	24.6250	One installment, on 12-1-02
1-00	12	36	48	22.6250	Three equal annual installments, beginning 1-1-01
3-00	6	20	26	21.8750	Three equal annual installments, beginning 1-1-01
3-00	3	5	8	21.8750	Two equal annual installments, beginning 1-1-01
10-00	2	13	15	25.8125	One installment, on 12-1-03
2-01	12	36	48	27.3000	Three equal annual installments, beginning 1-1-02
2-01	1	2	3	27.3000	Two equal annual installments, beginning 1-1-02
10-01	2	13	15	26.9500	One installment, on 12-1-04
2-02	24	47	71	29.7500	Three equal installments, beginning 1-1-03
5-02	1	1	2	30.3000	Three equal installments, beginning 1-1-03
11-02	-	1	1	23.7100	Three equal installments, beginning 1-1-03
11-02	1	12	13	23.7100	One installment, on 12-1-05
3-03	11	36	47	25.4000	Three equal annual installments, beginning 1-1-04
8-03	-	1	1	32.6900	Three equal annual installments, beginning 1-1-04
1-04	25	71	96	33.8600	Three equal annual installments, beginning 1-1-05
6-04	1	10	11	33.7500	One installment, on 12-1-06
8-04	1	1	2	31.0500	Three equal annual installments, beginning 1-1-05
12-04	1	2	3	36.2900	Three equal annual installments, beginning 1-1-06
1-05	8	15	23	33.9500	Three equal annual installments, beginning 1-1-06
Total	177	495	672

All of the share grants have been made under either the 1994 Plan or the 2004 Plan with the exception of the February 2001, February 2002 and March 2003 grants, which were satisfied with shares acquired by us pursuant to our common equity repurchase program.

The value of the unrestricted shares granted is recorded as long-term compensation expense in the year the related service was provided. Upon issuance of the share grants, (1) the value of the shares issued is recorded to the additional paid-in capital component of shareholders' equity, after relieving the treasury shares component of shareholders' equity for share grants issued out of treasury and (2) the value of the restricted shares is recorded to the deferred long-term compensation component of shareholders' equity. Such deferred compensation is amortized ratably over the term of the vesting period.  Long-term compensation expense included in general and administrative expense in the accompanying consolidated statements of operations was $1,917, $1,740 and $1,275 for the years ended December 31, 2004, 2003 and 2002, respectively.

17.  QUARTERLY FINANCIAL INFORMATION (Unaudited)

The tables below reflect selected quarterly financial information for the years ended December 31, 2004 and 2003. Certain 2004 and 2003 amounts have been reclassified to conform to the current presentation of discontinued operations.

	Year Ended December 31, 2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$51,903	$53,109	$54,038	$54,907
Gain on sale of land, net of applicable income tax provision	-	-	11,899	107
Unusual items	-	-	1,209	-
Gain on sale of joint venture interest	-	-	1,726	-
Income from continuing operations	4,057	4,962	14,156	4,248
Operating income from discontinued operations, net of minority interest	1,105	983	646	658
Gain on sale of discontinued operations, net of minority interest	2,079	12,419	20,160	27,613
Debt extinguishment costs associated with the sale of real estate assets, net of minority interest	-	(862)	(345)	(212)
Net income	7,241	17,502	34,617	32,307
Net income available to common shareholders	5,047	15,309	32,423	30,113
Net income per common share - basic (a)	0.17	0.52	1.11	1.03
Net income per common share - diluted (a)	0.17	0.52	1.10	1.02
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Share Data)

	Year Ended December 31, 2003
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$47,755	$48,262	$51,693	$52,226
Original issuance costs associated with redemption of preferred units	-	-	-	1,327
Income from continuing operations	4,233	4,268	4,960	4,240
Operating income from discontinued operations, net of minority interest	1,784	1,789	1,618	1,375
Gain on sale of discontinued operations, net of minority interest	4,075	-	10,174	17,449
Net income	10,092	6,057	16,752	23,064
Net income available to common shareholders	9,248	4,385	14,558	20,871
Net income per common share - basic (a)	0.38	0.18	0.56	0.73
Net income per common share - diluted (a)	0.38	0.18	0.56	0.73

(a) The total of the four quarterly amounts for net income per common share does not equal the net income per common share for the year. The difference results from the use of a weighted average to compute the number of common shares outstanding for each quarter and for the year.

18. SUBSEQUENT EVENTS (Unaudited)

Community Acquisition

In February 2005, we acquired an apartment community located in Atlanta comprising 480 apartment homes for approximately $47.5 million in cash. The cash for such acquisition was funded with advances under our interim financing vehicles.

Other

In February 2005, we monetized our equity investment in privately-held Rent.com, an internet listing website in the apartment and rental housing industry, via eBay Inc.'s acquisition of Rent.com. We received cash proceeds, and will record a gain, of approximately $5.8 million in the first quarter of 2005. Our original investment in Rent.com of approximately $0.3 million was fully-reserved for in the third quarter of 2001.

On March 14, 2005, we issued $150 million of senior unsecured notes which bear interest at 5.00%, were priced to yield 5.09% and mature in March 2010. The net proceeds of approximately $148 million will be used to repay $100 million of 6.80% senior unsecured notes that mature March 15, 2005 and to reduce outstanding borrowings under our interim financing vehicles.

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